UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

WATTS WATER TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒
No fee required

☐
Fee paid previously with preliminary materials

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 1, 2026
Dear Stockholder:
It is my pleasure to invite you to attend our 2026 Annual Meeting of Stockholders, which will be held on Tuesday, May 19, 2026 at 9:00 a.m. at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. On the pages following this letter you will find the notice of our 2026 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which further describes the business matters listed in the notice. Following completion of the scheduled business at the 2026 Annual Meeting, we will report on our operations and answer questions from stockholders.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2026 Annual Meeting.
Whether or not you plan to attend the 2026 Annual Meeting, your vote is important and we encourage you to vote promptly. After you have read the attached proxy statement, please cast your vote by telephone or through the Internet. Instructions for voting by telephone or through the Internet are included on the Notice of Internet Availability of Proxy Materials you received in the mail. If you received printed copies of these materials, please mark your vote on the proxy card, sign and date the proxy card, and return it per the instructions on the card.
We hope that you will be able to join us at the 2026 Annual Meeting.
Sincerely,
ROBERT J. PAGANO, JR.
Chief Executive Officer, President
and Chairperson of the Board

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2026

To the Stockholders of
Watts Water Technologies, Inc.
Notice is hereby given that the 2026 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation, will be held at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845, on Tuesday, May 19, 2026, at 9:00 a.m., local time, for the following purposes:
1.
To elect the nine directors named in the proxy statement to our Board of Directors, each to hold office until our 2027 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified;

2.
To approve, by a non-binding advisory vote, named executive officer compensation; and

3.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026.

The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.
Only stockholders of record at the close of business on March 24, 2026 are entitled to notice of and to vote at the Annual Meeting or any continuation, adjournment or postponement thereof.
By Order of the Board of Directors
KENNETH R. LEPAGE
General Counsel,
Chief Compliance Officer,
Chief Sustainability Officer and Secretary
North Andover, Massachusetts
April 1, 2026

i

ii

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 19, 2026
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING
Our 2026 Annual Meeting of Stockholders will be held on Tuesday, May 19, 2026 at 9:00 a.m., local time, at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. If you have any questions about the Annual Meeting, you may contact our Investor Relations department by email at investorrelations@wattswater.com or by mailing a written request for information addressed to our Corporate Secretary at our principal executive offices.
Information About this Proxy Statement
You have received this proxy statement because the Board of Directors of Watts Water Technologies, Inc. (which we also refer to as “Watts” or the “Company”) is soliciting your proxy to vote your shares at the 2026 Annual Meeting and at any continuation, adjournment or postponement of the 2026 Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 24, 2026 are entitled to receive notice of and to vote at the Annual Meeting.
Beginning on or about April 3, 2026, we are mailing or making available to our stockholders of record as of March 24, 2026 a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access our proxy statement, proxy and annual report for the year ended December 31, 2025, as well as how to vote. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 is available in the Investors section of our website at https://investors.wattswater.com. If you are a stockholder and would like a copy of our Annual Report on Form 10-K or any of its exhibits sent to you, we will send it to you without charge. Please address all such requests to our Corporate Secretary at our principal executive offices.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 19, 2026
This proxy statement and our 2025 annual report to security holders are available at https://materials.proxyvote.com/942749.
Information About Voting
Each share of our class A common stock, par value $0.10 per share, outstanding on the record date is entitled to one vote on each matter submitted, and each share of our class B common stock, par value $0.10 per share, outstanding on the record date is entitled to ten votes on each matter submitted. As of the close of business on March 24, 2026, there were outstanding and entitled to vote 27,466,497 shares of class A common stock and 5,916,290 shares of class B common stock.
Stockholders of Record
Stockholders of record may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•
By Internet—Stockholders of record may vote over the Internet by visiting the website listed on the Internet Notice and following the instructions;

•
By telephone—Stockholders of record located in the United States and Canada may vote by calling the toll-free telephone number listed at https://materials.proxyvote.com/942749 and following the instructions; or

•
By mail—Stockholders of record who request printed copies of our proxy materials may also vote by mail by signing and dating the proxy card and returning it in accordance with the instructions on the card.

If a choice is specified in a proxy, shares represented by that proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted “FOR” the election of each of the nine nominees for director named in this proxy statement, “FOR” our named executive officer compensation, and “FOR” the ratification of the appointment of KPMG LLP.
You may revoke or change your proxy at any time before it is exercised by (i) delivering to us a signed proxy card with a date later than that of your previously delivered proxy, (ii) voting in person at the Annual Meeting, (iii) granting a subsequent proxy through the Internet or by telephone, or (iv) sending a written revocation to our Corporate Secretary at our principal executive offices. Attending the Annual Meeting will not revoke your proxy unless you specifically request that your proxy be revoked by sending a written revocation to our Corporate Secretary before the proxy is exercised or you vote in person at the Annual Meeting.
Beneficial Owners
If you are a beneficial owner and your shares are held in “street name” by a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You will need to follow the instructions of the holder of record in order to vote your shares. Many banks and brokers offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on a voting instruction form. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.
Quorum; Required Votes; Abstentions and Broker Non-Votes
The presence, in person or by proxy, of a majority of the voting power of the issued and outstanding shares of class A common stock and class B common stock entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter. A nominee holder has discretionary authority under the rules of the New York Stock Exchange, or NYSE, to vote street name shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, even if the nominee holder does not receive voting instructions from the beneficial owners, but will not have discretionary authority to vote on the election of directors, the approval of our named executive officer compensation, or any other proposals submitted for approval at the Annual Meeting.

Proposal 1: Election of Directors
Under our by-laws, directors are elected by plurality vote. This means that the nine director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all the director nominees, withhold your vote from all the director nominees or withhold your vote from any one or more of the director nominees. Votes that are withheld and broker non-votes will have no effect on the results of the vote.
Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers
Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented by proxy at the Annual Meeting and entitled to be cast on the matter will be required for approval on a non-binding, advisory basis, of the compensation of our named executive officers. If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Broker non-votes, however, will have no effect on the proposal because they will not be considered to have been entitled to vote on such proposal.
Proposal 3: Ratification of Our Independent Registered Public Accounting Firm
Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented by proxy at the Annual Meeting and entitled to be cast on the matter will be required for approval of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Because brokers have discretionary authority under NYSE rules to vote street name shares on Proposal 3, we do not expect any broker non-votes in connection with this proposal.
Solicitation of Proxies
We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them, and we will reimburse them for their reasonable expenses.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2027 Annual Meeting. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.
Other Business to be Considered
Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the 2026 Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1 ELECTION OF DIRECTORS
Our entire Board is elected annually at each Annual Meeting. Our Board has nominated each of the nine individuals named below for election as a director at our 2026 Annual Meeting. If elected, each nominee will serve until our 2027 Annual Meeting and until such director’s successor has been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. Although we currently have 10 directors, current Board member Louise K. Goeser was not nominated for reelection at the 2026 Annual Meeting in accordance with the Board retirement age policy set forth in our Corporate Governance Guidelines. We are therefore reducing the size of our Board effective upon the conclusion of the Annual Meeting and stockholders will only be able to cast votes for nine nominees at the Annual Meeting. All the nominees are currently members of our Board and were elected by our stockholders at the 2025 Annual Meeting, except for Suzanne L. Stefany, who was elected to our Board on November 9, 2025. Ms. Stefany was identified as a potential candidate to serve on our Board by our Chief Executive Officer and was subsequently vetted and recommended to the Board by a third-party search firm. We expect that all the nominees will be available for election, but if any of the nominees are unable to serve or for good cause will not serve at the time of the 2026 Annual Meeting, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board.
Our Board of Directors recommends that stockholders vote “FOR” the election of each nominee as a director of Watts Water Technologies, Inc.
Information as to Nominees for Director
Set forth below are the names of the nominees for our Board of Directors, their ages, principal occupations for at least the past five years, the years they originally became members of our Board of Directors and certain other information. The information provided below is current as of February 1, 2026, except for the ages of the nominees, which are current as of May 19, 2026, the date of our 2026 Annual Meeting. For additional information regarding the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a director, see “Selection Criteria” within the Corporate Governance section below.

Rebecca J. Boll
Age: 54
Director Since: 2024
Ms. Boll has served as Chief Customer Officer at Fortescue Zero since February 2025. Fortescue Zero is a green technology and engineering services business of Fortescue Ltd. Ms. Boll previously served as Senior Vice President and Chief Product Officer at Fluence Energy, Inc. from 2020 to February 2025. Fluence is a leading provider of energy storage products and services and cloud-based software for the renewable energy and energy storage markets, and its service offerings include delivery services and recurring operational services, as well as financing structuring services. Ms. Boll also served as Chief Technology Officer and Vice President of Strategy for the Building Management business unit at Schneider Electric from 2018 to 2020. Schneider Electric is a global company that specializes in digital automation and energy management. Prior to this position, Ms. Boll held several management positions at General Electric from 2005 to 2018, including Chief Technology Officer of GE Licensing and Technology Ventures; Executive General Manager, Edge Computing and Software Solutions, Automation & Controls; and Commercial Leader, GE2GE, Automation & Controls. Prior to joining General Electric, Ms. Boll held management positions at Northrop Grumman, Allied Domecq and Leo Burnett Advertising, and she served as an electronic combat officer, AWACS, in the United States Air Force.

Michael J. Dubose
Age: 70
Director since: 2020
Mr. Dubose has served as Operating Partner for Commercial Excellence of GenNx360 Capital Partners since June 2024. GenNx360 Capital Partners is a private equity firm focused on acquiring middle market industrial and business service companies. Mr. Dubose previously served as President of the Fisher Healthcare Division of Thermo Fisher Scientific Inc. from March 2019 to August 2023. Thermo Fisher Scientific engages in the provision of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery, and diagnostics. Mr. Dubose previously served as Vice President of National Accounts and Cross Border Business Globally for W.W. Grainger, Inc. from 2010 to March 2019. W.W. Grainger is a leading broad line supplier of maintenance, repair and operating (“MRO”) products. Prior to this position, he served as a Regional Vice President of Staples, Inc. from 2008 to 2010. Prior to 2008, Mr. Dubose held senior management positions with Corporate Express Inc., Alliant Foodservice Inc. and Baxter International Inc.

David A. Dunbar
Age: 64
Director since: 2017
Mr. Dunbar has served as Lead Independent Director of our Board of Directors since July 2023. Mr. Dunbar has served as President, Chief Executive Officer and a member of the board of directors of Standex International Corporation since January 2014, and as Chairperson since October 2016. Standex is a global, multi-industry manufacturer comprised of five business segments of Electronics, Engraving, Scientific, Engineering Technologies and Specialty Solutions. Mr. Dunbar previously served as President of the valves and controls global business unit of Pentair, Inc. from October 2009 to December 2013. The unit was initially owned by Tyco Flow Control, and Tyco Flow Control and Pentair merged in 2012. Prior to his tenure at Pentair, Mr. Dunbar held a number of senior positions at Emerson Electric Co., including President of each of the following: Emerson Process Management Europe; Machinery Health Management; and Emerson Climate Technologies Refrigeration.

Kenneth Napolitano
Age: 64
Director since: 2024
Mr. Napolitano served as Senior Vice President and President of the Applied Water Systems and Americas Commercial Team of Xylem, Inc. from 2017 until his retirement in 2020, and as Senior Vice President and President of Applied Water Systems at Xylem from 2011 to 2017. Xylem is a global designer, manufacturer and equipment and service provider for water and wastewater applications which spun off from ITT Corporation in 2011. Prior to the spin-off, Mr. Napolitano held several management roles at ITT from 1998 to 2011, including President of Residential and Commercial Water, President of the Industrial Products Group, Vice President of Sales and Service Operations, Americas, General Manager of PumpSmart Control Solutions and Director of Distributor Sales. Mr. Napolitano held several sales and sales management roles at Goulds Pumps, Inc. from 1984 to 1998, which was acquired by ITT in 1997.

Joseph T. Noonan
Age: 44
Director since: 2013
Mr. Noonan is currently an angel investor and advisor to consumer, software and technology-enabled companies. Mr. Noonan previously served as Founder and Chief Executive Officer of Linger Home, Inc., a direct-to-consumer home textile brand, from August 2018 to January 2020. From November 2013 to January 2018, Mr. Noonan served as Chief Executive Officer of Homespun Design, Inc., an online marketplace for American-made furniture and home accents. Mr. Noonan previously worked as an independent digital strategy consultant from November 2012 to November 2013. Mr. Noonan was employed by Wayfair LLC from April 2008 to November 2012. During his time at Wayfair, Mr. Noonan served as Senior Director of Wayfair International from June 2011 to November 2012, Director of Category Management and Merchandising from February 2009 to June 2011 and Manager of Wayfair’s Business-to-Business Division from April 2008 to February 2009. Wayfair is an online retailer of home furnishings, decor and home improvement products. Prior to joining Wayfair, Mr. Noonan worked as a venture capitalist at Polaris Partners and as an investment banker at Cowen & Company.

Robert J. Pagano, Jr.
Age: 63
Director since: 2014
Mr. Pagano has served as Chief Executive Officer and President of our Company since May 2014 and as Chairperson of our Board of Directors since February 2022. He also served as interim Chief Financial Officer from October 2014 to April 2015 and from April 2018 to July 2018. Mr. Pagano previously served as Senior Vice President of ITT Corporation and President, ITT Industrial Process from April 2009 to May 2014. Mr. Pagano originally joined ITT in 1997 and served in several additional management roles during his career at ITT, including as Vice President Finance, Corporate Controller, and President of Industrial Products. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Prior to joining ITT, Mr. Pagano worked at KPMG LLP. Mr. Pagano is a Certified Public Accountant. Mr. Pagano has also served as a member of the board of directors of Applied Industrial Technologies, Inc. since August 2017. Applied Industrial Technologies is a distributor of bearings, power transmission products, fluid power components and other industrial supplies and provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Mr. Pagano has also served on the board of directors of The Water Council since October 2021. The Water Council is a non-profit organization focused on water research, education and economic development to solve critical water challenges by driving innovation in freshwater technology and advancing water stewardship.

Merilee Raines
Age: 70
Director since: 2011
Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013. Ms. Raines also served as Executive Vice President of IDEXX from July 2012 until her retirement in May 2013. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX, including Corporate Vice President of Finance, Vice President of Finance and Treasurer, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes products and provides services primarily for the companion animal veterinary, livestock and poultry, dairy and water testing industries. Ms. Raines also served as a member of the board of directors of Aratana Therapeutics, Inc., a pet therapeutics company focused on licensing, developing and commercializing biopharmaceutical products for companion animals, from February 2014 until it was acquired in July 2019. Ms. Raines served as a member of the board of directors of Benchmark Electronics, Inc., a worldwide provider of engineering services, integrated technology solutions and electronic manufacturing services, from May 2018 to June 2021. Ms. Raines has served as a member of the board of directors of TransMedics Group, Inc., a medical technology company providing novel systems for the preservation and transport of organs to be used for transplant, since January 2021. Ms. Raines has also served as a member of the board of directors of Ocular Therapeutix, Inc., a biopharmaceutical company focused on the formulation, development and commercialization of innovative therapies for diseases and conditions of the eye, since September 2021.

Joseph W. Reitmeier
Age: 61
Director since: 2016
Mr. Reitmeier served as Executive Vice President and Advisor of Lennox International Inc. from January 2024 until his retirement in February 2024. Mr. Reitmeier previously served as Executive Vice President and Chief Financial Officer of Lennox International from July 2012 until December 2023, as Vice President of Finance for the Commercial business segment of Lennox International from 2007 to July 2012, and as Director of Internal Audit of Lennox International from 2005 to 2007. Lennox International is a leading global provider of climate control solutions and it designs, manufactures and markets a broad range of products for the heating, ventilation, air conditioning and refrigeration markets. Before joining Lennox International, Mr. Reitmeier held financial leadership roles at Cummins Inc. and PolyOne Corporation.

Suzanne L. Stefany
Age: 62
Director since: 2025
Ms. Stefany has served as Senior Advisor to PJT Partners since October 2024, and previously served as a Partner of PJT Partners from 2017 to October 2024. PJT Partners is an advisory-focused investment bank. Prior to joining PJT Partners, Ms. Stefany was a Managing Director and Global Industry Analyst with Wellington Management Company. Ms. Stefany has served as a director of AMETEK Inc. since 2022. AMETEK is a global provider of industrial technology solutions. Ms. Stefany also served as a director of JELD-WEN Holding Inc. from 2017 until April 2024. JELD-WEN is a global designer, manufacturer and distributor of high-performance interior and exterior doors, windows and related building products.

Director Compensation
Our non-employee directors are compensated for their service as directors. During 2025, our Chief Executive Officer, Robert J. Pagano, Jr., was the only member of our Board of Directors who was an employee of Watts, and he did not receive any additional compensation for his service as a director. Our current compensation arrangements for non-employee directors were set effective as of the second quarter of 2022, informed by a comprehensive competitive analysis of non-employee director compensation performed for the Compensation Committee by its independent compensation consultant, Pearl Meyer & Partners, LLC. This review included a consideration of non-employee director compensation practices among a peer group of companies identical to the peer group roster we used at the time for benchmarking executive pay practices, and the current compensation arrangements are intended to position our non-employee director compensation program at approximately the median of our peer group. Set forth below is a summary of the current compensation arrangements for our non-employee directors.
Annual cash retainer:	$85,000
Additional annual cash retainer for the Lead Independent Director:	$25,000
Additional annual cash retainer for the Chairperson of the Audit Committee:	$20,000
Additional annual cash retainer for the Chairperson of the Compensation Committee:	$15,000
Additional annual cash retainer for the Chairperson of the Governance and Sustainability Committee:	$12,500
Value of annual grant of class A common stock:	$130,000
We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Non-employee directors do not receive any additional compensation for attendance at Board or committee meetings.
Our Board typically approves annual grants of stock awards to non-employee directors at its first quarterly meeting following the election of directors at our Annual Meeting of Stockholders. On August 5, 2025, we granted 516 shares of class A common stock to each of Messrs. Dubose, Dunbar, Napolitano, Noonan and Reitmeier and Mses. Boll, Goeser and Raines. Such awards were not subject to vesting or any other conditions or restrictions. Under our Third Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), the maximum aggregate number of shares of class A common stock with respect to one or more awards that may be granted to a non-employee director during any one calendar year is 100,000. For the August 5, 2025 grants, our Board determined the number of shares to be awarded to our non-employee directors using a thirty-day trailing average stock price, which resulted in a grant date fair value that was slightly higher than the target value of the annual stock grant to non-employee directors. Newly elected non-employee directors receive a pro-rated stock grant upon their initial election to the Board, followed by a full annual stock grant at the first quarterly Board meeting after their re-election at our Annual Meeting of Stockholders.
We have instituted a program under which our non-employee directors may defer receipt of their annual grant of shares of class A common stock. If any dividends are paid on our class A common stock during the period in which the stock is deferred, the non-employee director accrues dividends in the amount he or she would have received if the shares had been issued and held by the director at the time the dividend was paid. The accrued dividends will be distributed, without interest, in cash at the end of the deferral period chosen by such director when the stock is issued to the director. Ms. Goeser, Mr. Napolitano, Ms. Raines and Mr. Reitmeier elected to defer receipt of their 2025 stock awards.
Our non-employee directors are subject to stock ownership guidelines. These guidelines stipulate that each non-employee director should own shares of our class A common stock with a market value of at least three times the amount of the annual cash retainer payable to non-employee directors, which market value was $255,000 for 2025. It is expected that this ownership level will generally be achieved within a three-year period beginning when a director is first elected to the Board. For purposes of determining a director’s compliance with these ownership guidelines, any deferred shares are considered held by the director. The Compensation Committee reviews each non-employee director’s compliance with these guidelines on an annual basis. Compliance is typically measured based on stock ownership as of the last day of the second fiscal quarter. At the end of the second fiscal quarter of 2025, all our non-employee directors who had been members of our Board for three or more years were in compliance with our stock ownership guidelines.

The following table contains information on compensation for the non-employee members of our Board of Directors during the fiscal year ended December 31, 2025.
2025 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Rebecca J. Boll	85,000	136,090	221,090
Michael J. Dubose	97,500	136,090	233,590
David A. Dunbar	110,000	136,090	246,090
Louise K. Goeser	100,000	136,090	236,090
Kenneth Napolitano	85,000	136,090	221,090
Joseph T. Noonan	85,000	136,090	221,090
Merilee Raines	105,000	136,090	241,090
Joseph W. Reitmeier	85,000	136,090	221,090
Suzanne L. Stefany(2)	—	96,823	96,823

(1)
The amounts in this column reflect the grant date fair value of the stock awards granted during 2025 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 15 to our audited consolidated financial statements for the year ended December 31, 2025 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2026. The amounts reflected in this column for Ms. Goeser, Mr. Napolitano, Ms. Raines and Mr. Reitmeier were deferred under our non-employee director stock deferral program described above. None of our non-employee directors held any unvested stock awards or option awards as of December 31, 2025.

(2)
Ms. Stefany was elected as a member of our Board on November 9, 2025. In connection with her election to the Board, Ms. Stefany was granted a pro-rated stock award for the 2025-2026 term of 351 shares of class A common stock, which represents approximately two thirds of the value of the annual grant of class A common stock.

CORPORATE GOVERNANCE
Our Commitment to Good Corporate Governance
We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies. We also review guidance and interpretations provided from time to time by the SEC and the NYSE and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.
Role of Our Board of Directors
Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It appoints executive officers and oversees succession planning and our executive officers’ performance and compensation. Our Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives. Our Board also oversees our approach to sustainability and corporate social responsibility.
Members of our Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board, and we introduce our executives to the Board so that the Board can become familiar with our key employees. In addition, we hold periodic strategy sessions between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of our business operations and discuss our strategy with respect to such operations.
In 2025, our Board met five times and each incumbent director who was a member of our Board during 2025 attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.
The Role of Our Board in Risk Oversight
The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, legal, regulatory, cybersecurity, sustainability, strategic, reputational and geopolitical risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from senior management to enable it to understand our risk identification and assessment, risk management and risk mitigation processes and strategies. When a committee receives a report on a particular risk, the chairperson of the relevant committee reports on the committee’s discussion of such risk to the Board during a future Board meeting. This enables the Board and its committees to coordinate the risk oversight role. As part of its charter, the Audit Committee discusses the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.
Oversight of Cybersecurity
Our Board recognizes the critical nature of cybersecurity to preserve the trust and confidence of our customers, suppliers, employees and stockholders. As part of its independent oversight of key risks facing the Company, the Board and Audit Committee receive regular updates from management on our approach to cybersecurity and our cybersecurity risk management program. The Board and Audit Committee receive reports from management, including the Chief Information Officer and the Vice

President of Information Security, on the Company’s security programs, risk management and risk profile, and the status of programs to strengthen the Company’s cybersecurity posture.
To protect the confidentiality, integrity, and availability of our critical systems and information, the Company has a cybersecurity risk management program that is overseen by our Chief Information Officer and Vice President of Information Security. The program is designed to protect and preserve the security, integrity and up-time of the Company’s information technology systems and connected products, and also to protect the confidentiality and integrity of information maintained by the Company. Our employees receive regular education regarding relevant cybersecurity practices and how to protect information and data against cyber threats.
Our Cybersecurity Council, comprised of senior leaders from many different parts of our business, also reviews and assesses security risks from a business and technology perspective across all organizations within the Company. Throughout the year, the Council receives presentations and reports on business and product security, including updates on policies and practices, risk profile, and third-party assessments.
Management Succession Planning
Our Board believes that one of its primary responsibilities is to oversee the development and retention of executive talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of senior management. Each year, the Board meets with our Chief Human Resources Officer and Chief Executive Officer to conduct a comprehensive review of management succession planning and to address potential vacancies in senior leadership, including succession planning for our Chief Executive Officer. In addition, during its quarterly meetings, the Board typically focuses on a particular business unit and/or function and conducts a comprehensive review of that business unit or function, including management succession planning and potential leadership vacancies within such business unit or function.
Our Board has also adopted an emergency succession process framework in the event of a sudden or unanticipated absence of our Chief Executive Officer. Under this framework, the Board periodically assesses and updates a prioritized list of emergency interim chief executive officer candidates and the framework outlines other high-level planning, notification and other actions with respect to the temporary or permanent absence of our Chief Executive Officer.
Commitment to Sustainability
We have demonstrated our commitment to environmental sustainability by reducing our impact on the environment in multiple areas of our global business and by providing innovative products and solutions that enable our customers to reduce their impact on the environment.
Sustainability Leadership	The Governance and Sustainability Committee of our Board of Directors has primary responsibility for the oversight of our environmental, social and governance (“ESG”) efforts and strategy. The Governance and Sustainability Committee reviews the Company’s ESG performance and strategic plans four times a year at its regularly scheduled quarterly meetings and receives additional updates from the Company’s Chief Sustainability Officer as needed. At the management level, our Chief Sustainability Officer, who reports directly to our Chief Executive Officer, has general oversight responsibility for all sustainability matters. Our General Counsel and Chief Sustainability Officer also chairs our global management-level Sustainability Steering Committee, which is made up of senior company leaders and is responsible for formulating our sustainability strategy and overseeing the execution of our ESG initiatives.

Sustainability Strategy	We conducted a sustainability “materiality” assessment with the assistance of an external consultant. The results of that assessment were used by the Sustainability Steering Committee to identify our key sustainability focus areas and from there to build a strategy to address the priority ESG topics identified by the assessment. We continue to refine and revise our strategy over time and we have developed and publicly disclosed several ESG goals to help advance our strategic objectives.
Environmental Stewardship	We believe we have made substantial progress in reducing the environmental impact of our operations. Recent initiatives have resulted in a reduction in our global water consumption and our greenhouse gas emissions, including through the implementation of smart monitoring systems in many of our high water use facilities to promote early leak and surge detection and investments in various energy reduction projects. With respect to our product handprint, we provide an extensive portfolio of products, components and systems that conserve water, save energy, reduce water waste and preserve water quality and safety. In addition, our goal is to embed sustainability throughout the lifecycle of our products to create safe, efficient, long-lasting products made with high-recycling-value materials wherever feasible.
Social Responsibility	While we are committed to creating economic value, we also strive to have a positive impact on our global community. During 2025, we supported those in need through donations of money and products to several non-profit charitable organizations and through the volunteer efforts of our employees. One example was our ongoing partnership with the Planet Water Foundation. During 2025, we worked with Planet Water to fund the construction of six AquaTowers and AquaSan systems during their World Water Day and Global Handwashing Day campaigns in order to provide clean, safe drinking water for people in Mexico, India, and the Philippines, and funded four emergency disaster response projects in Myanmar, the Philippines, Indonesia and Jamaica.

Governance, Business Ethics & Compliance	We believe that good corporate governance and an environment of high ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies and consider changes to our corporate governance policies and practices in light of such guidance and interpretations. We have adopted a Code of Business Conduct applicable to all officers, employees and Board members worldwide that serves as the foundation for our ethics and compliance program, and drives policy development, training initiatives, and reinforcement of our values throughout the global organization. We are also focused on building a sustainable company by adhering to responsible business practices, prioritizing employee safety and by providing all of our employees with opportunities for personal and professional growth, including through programs and initiatives that reinforce our focus on building a high-performance, values-driven culture that welcomes employees of all identities, backgrounds and cultures.
Human Capital	An integral part of our mission to build a high performance, value-driven culture is creating a culture that welcomes employees of all identities, backgrounds and cultures. Our path to innovation starts and ends with our employees, who are fundamental to the vibrancy and success of Watts. Everything we accomplish depends on creating an environment that is engaging and supportive and enables employees to perform to their potential. Watts’s mission is to cultivate and sustain a workplace that integrates this culture in everything we do to fuel innovation, empower our people to reach their full potential and foster stronger connections with our partners. To support this mission, we have incorporated this culture into the Watts strategic pillars, cultural behaviors, global performance management and talent review frameworks, as well as the Global Leadership Team’s goals. We also established a regular cadence for pay equity review and added benefits including additional paid parental leave and family planning in the U.S. and mental health resources globally through our Employee Assistance Program. In addition, we monitor employee perception of our culture through employee feedback, and we create awareness with our employees through the company intranet, in employee meetings, and through a calendar of events designed to increase engagement. We have employee resource groups, which are voluntary, employee-led groups open to all employees that provide a space for employees to gain professional development support, engage with our leadership teams, and drive initiatives to improve Watts.

Recognition	In 2025, we were recognized for the seventh year in a row as one of Newsweek’s Most Responsible Companies and we were also selected by Newsweek as one of America’s Greenest Companies for the third year in a row. In addition, we were named one of America’s Climate Leaders by USA Today for the third consecutive year, one of America’s Top GreenTech Companies by Time Magazine, one of Barron’s 100 Most Sustainable Companies and one of The Boston Globe’s Top Places to Work in Massachusetts.
More information about our sustainability efforts is included in our latest Sustainability Report, available at https://investors.wattswater.com/sustainability. The material in our Sustainability Report is for informational purposes only and is not included as part of, or incorporated by reference into, this proxy statement. Additionally, in this Proxy Statement and our Sustainability Report, we may provide information that is not necessarily material for SEC reporting purposes (including matters in our sustainability assessment referenced above) but that is informed by various ESG or sustainability standards and frameworks (including standards for the measurement of underlying data), internal controls, and assumptions or third-party information that are still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.
Board Leadership Structure
The Board’s leadership structure is designed to promote Board effectiveness and appropriately allocate authority and responsibility between the Board and management. In February 2022, the Board conducted a review of its leadership structure. As part of its review, the Board took into consideration the composition of the Board, the Board members in the roles of chairperson of the Board’s committees, the Company’s circumstances, including its financial performance, trends in corporate governance practices, and current policies and practices in place to provide independent Board oversight of management. Based on its consideration of these and other factors, our Board determined that combining the roles of Chairperson and Chief Executive Officer was the most effective leadership structure for the Board, and the Board unanimously elected Robert J. Pagano, Jr. as Chairperson of the Board. The Board had for many years previously separated the Chairperson and Chief Executive Officer positions and may decide to separate them again in the future if it believes that doing so would be in the best interests of the Company and its stockholders.
In conjunction with electing Mr. Pagano as Chairperson of the Board, the Board established the role of Lead Independent Director. David Dunbar has served as our Lead Independent Director since 2023. In electing Mr. Dunbar as Lead Independent Director, the independent Board members considered the skills and attributes required of the role, Mr. Dunbar’s background and experience, including his position as Chief Executive Officer of Standex International Corporation, and Mr. Dunbar’s strong interpersonal skills and demonstrated independent judgment. The Lead Independent Director’s responsibilities include, among other things, presiding at executive sessions of the independent or non-management Board members, acting as a liaison between the independent directors and the Chairperson and Chief Executive Officer, providing advice and guidance to the Chief Executive Officer, advising the Chief Executive Officer of the Board’s information needs, and helping to set the agenda items for Board meetings.
The Board believes the current leadership structure is appropriate because it provides the Company and the Board with strong leadership, appropriate independent oversight of management, continuity of experience that complements ongoing Board refreshment, and the ability to communicate the Company’s business and strategy to stockholders, customers, employees and the public in a single voice.
Performance of Our Board and Committees
Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The

Governance and Sustainability Committee oversees our Board’s self-evaluation process. The results of each committee’s annual self-evaluation are reported to the Board.
Business Ethics and Compliance
We have adopted a Code of Business Conduct applicable to all officers, employees and Board members worldwide. The Code of Business Conduct is posted in the “Investors” section of our website at https://investors.wattswater.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing rules concerning any amendments to, or waivers from, any provision of our Code of Business Conduct within four business days of the date of such amendment or waiver.
Insider Trading Compliance Policy
We have adopted an Insider Trading Compliance Policy that governs the purchase, sale and/or other dispositions of our securities by directors, officers, and employees, together with any legal entities controlled by such individuals. We believe our Insider Trading Compliance Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable NYSE standards. A copy of our Insider Trading Compliance Policy was incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.
Director Independence
As of March 1, 2026, members of the Horne family beneficially owned 5,896,290 shares of our class B common stock that are subject to The George B. Horne Voting Trust Agreement—1997. As trustee of The George B. Horne Voting Trust Agreement—1997, Timothy P. Horne has sole power to vote all the shares subject to the trust, as well as the 7,500 shares of our class A common stock beneficially owned by Mr. Horne as of March 1, 2026. These shares represented 68.1% of our total outstanding voting power. Mr. Horne therefore effectively exercises control over voting power for the election of our directors. As a result, we are a “controlled company” under NYSE rules. As a controlled company, under NYSE rules, we are not required to have a majority of independent directors or Compensation or Governance and Sustainability committees consisting solely of independent directors. However, we strive to achieve the highest standards of corporate governance, including with respect to director independence, despite our status as a controlled company. Accordingly, we have chosen not to take advantage of the controlled company exemption under NYSE rules and are committed to having a Board with at least a majority of independent directors.
Under our Corporate Governance Guidelines, we require that at least a majority of the members of our Board meet the independence requirements of the NYSE. Under NYSE rules, a director qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with the company of which he or she serves as a director. The Board is required to consider broadly all relevant facts and circumstances in making an independence determination. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Governance and Sustainability Committee annually evaluates the independence of each non-employee director nominee and makes recommendations to the Board. In making its recommendations, the Governance and Sustainability Committee applies NYSE rules to determine a director’s independence and evaluates any other business, legal, accounting or family relationships between all non-employee director nominees and us.
The Governance and Sustainability Committee and our Board reviewed all relationships between us and each non-employee director nominee to determine compliance with the NYSE independence rules and our Corporate Governance Guidelines, and to evaluate whether there are any other facts or circumstances that might impair the director’s independence. Based on the results of this review and the recommendations of the Governance and Sustainability Committee, the Board determined that eight of our ten current directors (Messrs. Dubose, Dunbar, Napolitano and Reitmeier and Mses. Boll, Goeser, Raines and Stefany) are independent under NYSE rules and that the composition of our Board therefore complies with our Corporate Governance Guidelines. Mr. Noonan is not considered to be independent because he is the son-in-law of Timothy P. Horne, our controlling stockholder. Mr. Pagano was deemed not to be independent since he serves as our Chief Executive Officer.
Dual Class Stock Structure
In recent years, certain proxy advisors have been critical of members of our Board of Directors because the Company maintains a dual class stock structure. In light of this, we would like to provide some background on our views regarding our dual class share structure.
Our class B common stock entitles its holders to ten votes for each share and our class A common stock entitles its holders to one vote per share. The enhanced voting rights associated with our class B common stock were established in the Company’s Certificate of Incorporation prior to the Company’s initial public stock offering in 1986. Notably, since the enhanced voting rights of the class B stock are provided for in our Certificate of Incorporation, those voting rights may only be changed by an amendment to our Certificate of Incorporation approved by the holders of a majority of each of our class A common stock and class B common stock, voting as separate classes. As such, our Board of Directors does not have the power to amend the voting rights of the class B common stock without the approval of the holders of a majority of the class B common stock.
We maintain an open disclosure policy regarding the dual class structure, enabling stockholders to be well informed of the structure prior to investing. Moreover, our Board takes its fiduciary responsibility of overseeing fair and effective governance for all stockholders seriously, as demonstrated by its majority of independent directors, non-reliance on controlled company exemptions under NYSE rules and the fact that no policies providing preferential economic treatment to class B stockholders have been implemented.
Horne Family Board Participation
As described above, as of March 1, 2026, Timothy P. Horne controlled 68.1% of the voting power of our stock. Mr. Horne served as a member of our Board of Directors until our 2010 Annual Meeting, when he retired from the Board in compliance with the age limitation for Board members contained in our Corporate Governance Guidelines. Since his retirement from the Board, Mr. Horne has served as a director emeritus and has selectively participated in certain Board discussions at the invitation of our Board. Pursuant to our by-laws, Mr. Horne was reappointed as a director emeritus by our Board of Directors in February 2026 to serve a one-year term beginning on the date of our 2026 Annual Meeting and ending on the date of our 2027 Annual Meeting. As a director emeritus, Mr. Horne may be invited by our Board to attend Board or committee meetings, but he does not have the right to vote and he is not considered to be a member of the Board for any purpose (including quorum). Mr. Horne has an agreement with us, which provides Mr. Horne with the use of an office at our corporate headquarters and administrative support. The agreement also provides that Mr. Horne will make himself reasonably available to provide services to us at the request of our management as long as he is physically able to do so. Mr. Horne’s obligation to provide services to us will cease upon a change in control of our Company.
In May 2013, Mr. Horne’s son-in-law, Joseph T. Noonan, was elected as a member of our Board. We believe that it is strategically important for a Horne family member to be actively engaged in the oversight of our Company, including by serving on our Board of Directors. Through Mr. Noonan’s participation on the Board, the Horne family’s long-term perspective is considered in all Board decisions. Having a Horne family member on the Board serves as an effective link between the Board and the controlling Horne family stockholders. Board service also provides the controlling Horne family stockholders with an active means by which to oversee their investment.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s policies on governance issues. The Corporate Governance Guidelines are posted in the “Investors” section of our website at https://investors.wattswater.com.

Executive Sessions
In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. The Lead Independent Director, David Dunbar or, in his absence, a director chosen by the non-management directors in attendance, presides at such meetings.
Communications with the Board
Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our Corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, the Lead Independent Director, individual directors or non-management or independent directors as a group. All relevant and appropriate correspondence will be forwarded to the intended recipient(s).
Annual Meeting Attendance
Directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2025 Annual Meeting either in person or by telephone conference call.
Committees of the Board
Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Sustainability Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable NYSE rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Governance and Sustainability Committee in the “Investors” section of our website at https://investors.wattswater.com. The Board also appoints from time-to-time ad hoc committees to address specific matters.

Audit Committee
The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of the NYSE relating to service on an audit committee as well as Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the Board has determined that each of Ms. Raines and Mr. Reitmeier is an “audit committee financial expert,” as defined by SEC rules. Our Audit Committee assists the Board in, among other things, its oversight of:
➤
the integrity of our consolidated financial statements;

➤
our compliance with legal and regulatory requirements;

➤
the qualifications, independence and performance of our independent registered public accounting firm;

➤
the performance of our internal audit function; and

➤
the effectiveness of our internal control over financial reporting.

The Audit Committee’s responsibilities also include:
➤
the appointment and evaluation of our independent registered public accounting firm;

➤
the review of the guidelines and policies that govern how risk is assessed and managed by management;

➤
consideration of our major financial, information security and other risk exposures, and the steps that management has taken to monitor such exposures;

➤
the review of the annual independent audit of our consolidated financial statements;

➤
the review of our Code of Business Conduct;

➤
the establishment and oversight of “whistle-blowing” procedures; and

➤
the oversight of other compliance matters.

The Audit Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. During 2025, the Audit Committee held five meetings. The Chairperson of the Audit Committee works with management to establish the agenda for each meeting. Audit Committee members receive and review materials in advance of each meeting. These materials include information that management or the Company’s independent registered public accounting firm believe will be helpful to the Audit Committee as well as materials that members of the Audit Committee request.
COMMITTEE MEMBERS Merilee Raines, Chairperson Rebecca J. Boll Kenneth Napolitano Joseph W. Reitmeier

Governance and Sustainability Committee
The Governance and Sustainability Committee is primarily responsible for:
➤
overseeing the Company’s overall approach to sustainability and corporate citizenship;

➤
identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders; and

➤
periodically reviewing our Corporate Governance Guidelines and recommending any changes thereto, overseeing the evaluation of the Board and management, and approving related person transactions.

The Governance and Sustainability Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary to perform its duties and responsibilities. During 2025, the Governance and Sustainability Committee held four meetings. The Chairperson of the Governance and Sustainability Committee works with management to establish the agenda for each meeting. Governance and Sustainability Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Governance and Sustainability Committee as well as materials that members of the Governance and Sustainability Committee request.
COMMITTEE MEMBERS Michael J. Dubose, Chairperson Rebecca J. Boll David A. Dunbar Louise K. Goeser Kenneth Napolitano Merilee Raines Joseph W. Reitmeier Suzanne L. Stefany

Compensation Committee
Our Compensation Committee is responsible for shaping the principles, strategies and compensation philosophy that guide the design and implementation of our employee compensation programs and arrangements. Its primary responsibilities are to:
➤
evaluate the performance of our Chief Executive Officer and, either as a committee or together with the independent members of our Board of Directors, determine the compensation of our Chief Executive Officer;

➤
review and approve, or recommend to the Board, the compensation of our other executive officers;

➤
approve annual performance bonus targets and objectives and the annual bonus amounts paid to our executive officers under our Executive Officer Incentive Bonus Plan;

➤
administer our stock incentive plans and approve all stock awards granted to our executive officers under our 2004 Stock Incentive Plan and the participants in our Management Stock Purchase Plan;

➤
review and submit recommendations to our Board of Directors on compensation for non-employee directors;

➤
review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement; and

➤
periodically review and make recommendations to the Board regarding our policies and practices for the succession of senior management.

COMMITTEE MEMBERS Louise K. Goeser, Chairperson Michael J. Dubose David A. Dunbar Suzanne L. Stefany
The Board has determined that each of the members of the Compensation Committee satisfies the independence requirements of the NYSE relating to service on a compensation committee and that each member of the Compensation Committee qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.
The Compensation Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. During 2025, the Compensation Committee held six meetings. The Chairperson of the Compensation Committee works with management to establish the agenda for each meeting. Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that members of the Compensation Committee request. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities.
The Compensation Committee is authorized under its charter to retain consultants to assist it in the evaluation of executive compensation and to approve the fees and other retention terms for its consultants. The Compensation Committee has retained Pearl Meyer & Partners, LLC as a compensation consultant to review our compensation programs and provide advice to the Compensation Committee with respect to executive compensation. Pearl Meyer does not provide any other services to us. The Compensation Committee has assessed the independence of Pearl Meyer and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in the NYSE listing standards and SEC rules. Based on that assessment, the Compensation Committee believes that Pearl Meyer is independent and that its work does not raise any conflicts of interest. As appropriate, the Compensation Committee also looks to our human resources department to support the Compensation Committee in its work and to provide necessary information. In addition, the Compensation Committee also considers the recommendations of our Chief Executive Officer when approving the compensation of our executive officers other than the Chief Executive Officer.
In May 2025, the Compensation Committee conducted a review and assessment of risk as it relates to our compensation policies and practices and determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on our business.
Director Candidates
The Governance and Sustainability Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to our Corporate Secretary at our principal executive offices and marked to the attention of the Governance and Sustainability Committee. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Governance and Sustainability Committee charter, which is available in the Investors section of our website at https://investors.wattswater.com, or on written request to our Corporate Secretary at our principal executive offices.
In addition to considering candidates suggested by stockholders, the Governance and Sustainability Committee may consider potential candidates suggested by current directors, Company officers, employees, third-party search firms and others. The Governance and Sustainability Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance and Sustainability Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Governance and Sustainability Committee determines whether the candidate meets our minimum qualifications and possesses specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Governance and Sustainability Committee or the Board, by following the procedures described later in this proxy statement under “Stockholder Proposals.”
Selection Criteria
We believe that our Board should be composed of directors who, as a group, have the experience, qualifications, attributes and skills that are collectively required to make informed Board decisions and provide effective Board oversight. The composite skills of the Board members and the ability and willingness of individual Board members to complement each other and to rely on each other’s knowledge and expertise should produce informed Board members who are not afraid to disagree and who can intelligently assess management’s performance and evaluate our strategic direction. In considering whether to recommend any candidate for nomination to the Board, including candidates recommended by stockholders, the Governance and Sustainability Committee must be satisfied that the recommended nominee has, at a minimum:

•
the highest personal and professional integrity;

•
sound business and strategic judgment;

•
the ability to devote sufficient time and energy to the Board; and

•
the ability and will to challenge management while refraining from assuming management’s role.

In addition, the nominee must not serve on more than two public company boards in addition to our Board.
The following table identifies the primary experience, qualifications, attributes and skills possessed by our director nominees, which our Board believes are relevant to our business, industry or strategy. Our Board reviewed and evaluated these experiences, qualifications, attributes and skills in nominating nine of our current directors for election or reelection and each contributed to the conclusion that each of these directors should serve as a member of our Board. The table does not encompass all the experience, qualifications, attributes or skills of our directors, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a director does not possess it. In addition, the absence of a particular experience, qualification, attribute or skill does not mean that the director in question is unable to contribute to the decision-making process in that area. The type and degree of experience, qualification, attribute and skill listed below may vary among members of the Board.

Director Experiences, Qualifications, Attributes & Skills	Rebecca J. Boll	Michael J. Dubose	David A. Dunbar	Kenneth Napolitano	Joseph T. Noonan	Robert J. Pagano, Jr.	Merilee Raines	Joseph W. Reitmeier	Suzanne L. Stefany
Operational Experience developing and implementing operating plans and business strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Industry Background Experience in industries, end-markets and growth segments that Watts serves, such as fluid solutions, water quality and conditioning, and heating and hot water solutions		✓		✓		✓		✓
Finance/Capital Allocation Knowledge of finance or financial reporting; experience with debt and capital market transactions	✓	✓	✓	✓	✓	✓	✓	✓	✓
Mergers & Acquisitions Experience managing, negotiating and integrating mergers with or acquisitions of other companies	✓	✓	✓	✓	✓	✓	✓	✓	✓
Supply Chain/Logistics Experience in supply chain management encompassing the planning and management of all activities involved in sourcing and procurement		✓	✓	✓		✓		✓
Digital/eCommerce Experience implementing digital strategies and/or operating an eCommerce business	✓	✓	✓	✓	✓	✓		✓
Marketing/Sales & Brand Management Experience managing a marketing/sales function and in increasing the perceived value of a product line or brand over time in the market	✓	✓	✓	✓		✓		✓
Human Resources/Executive Compensation Experience with the recruitment, retention and development of key talent; experience with executive compensation and broad-based incentive planning	✓	✓	✓	✓		✓		✓	✓
Senior Leadership Experience Experience serving as the chief executive officer or a senior executive of a large and complex organization	✓	✓	✓	✓		✓	✓	✓

Corporate Governance/Public Company Experience
Experience serving as a director of another public company and/or demonstrated understanding of current corporate governance standards and best practices in public companies
	✓		✓	✓		✓	✓	✓	✓
International Experience Significant exposure to markets and economies outside of the United States, particularly in high growth regions	✓	✓	✓	✓	✓	✓	✓	✓
Risk Assessment & Risk Management Experience overseeing complex risk management matters	✓		✓	✓		✓	✓	✓	✓
Technology/Cybersecurity Experience implementing technology strategies and managing/mitigating cybersecurity risks	✓		✓	✓		✓		✓
Government, Regulatory, Public Policy Experience managing complex regulatory matters that are integral to the operations of a business	✓		✓	✓		✓		✓
Business Ethics/Environmental, Social and Governance (“ESG”) Experience in ESG matters, social responsibility, sustainability and philanthropy	✓	✓	✓	✓		✓		✓	✓
The Governance and Sustainability Committee believes that the backgrounds and qualifications of the members of the Board, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
Compensation Committee Interlocks and Insider Participation
During 2025, Michael J. Dubose, David A. Dunbar, Louise K. Goeser and Suzanne L. Stefany served as members of the Compensation Committee of our Board of Directors. None of the directors who served as members of the Compensation Committee during 2025 is or has ever been an officer or employee of our Company or had any relationships requiring disclosure under Regulation S-K Item 404.

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Restrictions on Hedging, Pledging and Other Transactions
We prohibit all hedging transactions and short sales involving our securities by all employees, officers and directors under our Insider Trading Compliance Policy. We also prohibit all employees, officers and directors from purchasing our securities on margin or holding any of our securities in margin accounts. In addition, no employee, officer or director may pledge any of our securities as collateral for a loan. Finally, all employees, officers and directors are prohibited from engaging in transactions in puts, calls or other derivative securities involving our securities.
Policies and Procedures for Related Person Transactions
Our Board has adopted a written Related Person Transaction Policy, which requires the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Governance and Sustainability Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairperson of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Governance and Sustainability Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:
•
the related person’s interest in the related person transaction, regardless of the amount of any profit or loss;

•
the approximate dollar value involved in the related person transaction;

•
whether the transaction was undertaken in the ordinary course of our business;

•
whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•
the purpose of, and the potential benefits to us of, the transaction; and

•
any other material information regarding the related person transaction or the related person.

The Governance and Sustainability Committee may approve or ratify the transaction only if it determines that, under all the circumstances, the transaction is in, or is not inconsistent with, our best interests and the interests of our stockholders. The Governance and Sustainability Committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual consolidated gross revenues of our Company; and
•
a transaction that is specifically contemplated by provisions of our charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our class A and class B common stock by:
•
each person or entity known by us to own beneficially more than 5% of either class of our common stock;

•
each of our directors and director nominees;

•
each of the executive officers named in the Summary Compensation Table; and

•
all our current directors and our executive officers as a group.

Unless otherwise indicated in the footnotes, the information in the following table is provided as of March 1, 2026. In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and all shares that the stockholder has the right to acquire within 60 days after March 1, 2026 through the vesting of deferred stock awards, the settlement of restricted stock units or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after March 1, 2026 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the beneficial ownership percentages for any other stockholder.
Name of Beneficial Owner(1)	Number	Shares Beneficially Owned(2)		Percent of Voting Power
		Percent of Class A Common Stock	Percent of Class B Common Stock
5% Stockholders
Timothy P. Horne	5,903,790(3)(4)	17.8	99.7	68.1
Walter J. Flowers	1,799,710(5)	6.2	30.4	0
Daniel W. Horne	1,666,970(6)	5.7	28.2	0
Deborah Horne	1,666,970(6)	5.7	28.2	0
Peter W. Horne	1,529,770(7)	5.3	25.6	*
BlackRock, Inc.	3,501,136(8)	12.8	0	4.0
The Vanguard Group	3,182,625(9)	11.6	0	3.7
Kayne Anderson Rudnick Investment Management LLC	2,146,348(10)	7.8	0	2.5
Directors and Executive Officers
Rebecca J. Boll	1,520	*	0	*
Andre Dhawan	8,255(11)	*	0	*
Michael J. Dubose	2,544	*	0	*
David A. Dunbar	9,800	*	0	*
Louise K. Goeser	8,188(12)	*	0	*
Ryan Lada	0	0	0	0
Kenneth R. Lepage	7,763(13)	*	0	*
Diane McClintock	2,413(14)	*	0	*
Elie A. Melhem	9,784(15)	*	0	*
Kenneth Napolitano	1,354(16)	*	0	*
Joseph T. Noonan	20,010(17)	*	*	*
Robert J. Pagano, Jr.	165,113(18)	*	0	*
Shashank Patel	979	*	0	*
Merilee Raines	21,214(19)	*	0	*
Joseph W. Reitmeier	11,688(20)	*	0	*
Suzanne L. Stefany	351	*	0	*
All current directors and all executive officers (17 persons)	275,746(21)	1.0	*	*

*
Represents less than 1%

(1)
The address of each stockholder in the table is c/o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that the address of (i) BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001; (ii) The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355; and (iii) Kayne Anderson Rudnick Investment Management LLC is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(2)
The number of shares and percentages were determined as of March 1, 2026 in accordance with Rule 13d-3 of the Exchange Act. At that date, a total of 33,363,900 shares were outstanding, of which 27,447,610 were shares of class A common stock and 5,916,290 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock at any time. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table’s voting percentage reflects the applicable beneficial owner’s one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)
The amount shown, and the information in this footnote and in footnote 4 below, are based on information provided by the class B common stock transfer agent and information known to the Company. The shares consist of (i) 7,500 shares of class A common stock held by a revocable trust for the benefit of Mr. Horne of which Mr. Horne serves as sole trustee, (ii) 920,000 shares of class B common stock held by a revocable trust for the benefit of Mr. Horne of which Mr. Horne serves as sole trustee, (iii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne’s brother, for which Walter J. Flowers and Daniel W. Horne serve as co-trustees, (iv) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne’s sister, for which Mr. Horne serves as sole trustee, (v) 1,495,010 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne’s brother, for which Peter W. Horne serves as sole trustee, (vi) 14,600 shares of class B common stock held for the benefit of Tiffany Horne Noonan under an irrevocable trust for which Mr. Horne serves as trustee, (vii) 113,924 shares of class B common stock held by a revocable trust for the benefit of Tiffany Horne Noonan, for which Walter J. Flowers serves as sole trustee, (viii) 6,447 shares of class B common stock held by a trust for the benefit of Keira R. Noonan, Mr. Horne’s granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, (ix) 6,447 shares of class B common stock held by a trust for the benefit of Tessa R. Noonan, Mr. Horne’s granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, and (x) 5,922 shares of class B common stock held by a trust for the benefit of Liv R. Noonan, Mr. Horne’s granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees. All the shares of class B common stock noted in clauses (ii) through (x) (5,896,290 in the aggregate) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 (“1997 Voting Trust”) for which Mr. Horne serves as trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Horne has sole power to vote or direct the vote of the 7,500 shares of class A common stock and the 5,896,290 shares of class B common stock. Mr. Horne has sole power to dispose or to direct the disposition of the 7,500 shares of class A common stock and 934,600 shares of class B common stock, and shared power to dispose or to direct the disposition of 4,961,690 shares of class B common stock.

(4)
5,896,290 shares of class B common stock in the aggregate (see footnote 3) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee’s right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the “Determination Power”). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Joseph T. Noonan, Mr. Horne’s son-in-law and a director of the Company, and Walter J. Flowers, a partner in the law firm of Flowers and Manning, LLP (each, a “Successor Trustee” and collectively, the “Successor Trustees”), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining Successor Trustee, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. So long as there are two Successor Trustees, the concurrence of both shall be necessary and sufficient for the validity of any action taken by such trustees and if at any time there is one Successor Trustee, such Successor Trustee’s action shall be necessary and sufficient for the validity of any action taken by such trustee. The 1997 Voting Trust was extended effective as of November 26, 2024 by unanimous agreement of the holders of all the outstanding trust certificates issued under the 1997 Voting Trust agreement for an additional period of five years and will expire on August 26, 2030. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 15.60% of the total beneficial interest in the 1997 Voting Trust (the “Beneficial Interest”) as sole trustee and sole beneficiary of a revocable trust, 28.27% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Daniel W. Horne are subject, 28.27% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 25.36% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Peter W. Horne are subject, 0.25% of the Beneficial Interest as trustee of an irrevocable trust for the benefit of Tiffany Horne Noonan, 1.93% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tiffany Horne Noonan are subject, 0.11% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Keira R. Noonan are subject, 0.11% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tessa R. Noonan are subject, and 0.10% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Liv R. Noonan are subject (representing an aggregate of 100% of the Beneficial Interest).
(5)
The amount shown and the following information are based on information provided by the class B common stock transfer agent and information known to the Company. The shares consist of (i) 1,666,970 shares of class B common stock held in a revocable trust for the benefit of Daniel W. Horne for which Daniel W. Horne and Mr. Flowers serve as co-trustees, (ii) 113,924 shares of class B common stock held in a revocable trust for the benefit of Tiffany Horne Noonan for which Mr. Flowers serves as the sole trustee, (iii) 6,447 shares of class B common stock held by a trust for the benefit of Keira R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, (iv) 6,447 shares of class B common stock held by a trust for the benefit of Tessa R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, and (v) 5,922 shares of class B common stock held by a trust for the benefit of Liv R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees. All the shares of class B common stock noted in clauses (i) through (v) (1,799,710 in the aggregate) are subject to the 1997 Voting Trust for which Timothy P. Horne serves as sole trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Flowers has no power to vote or direct the vote of the shares and has shared power to dispose or direct the disposition of all the shares. Mr. Flowers disclaims beneficial ownership of all such shares.

(6)
The amount shown and the following information are based on information provided by the class B common stock transfer agent and information known to the Company. All of the shares are class B common stock and are held in revocable trusts. All the shares are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). The holders have no power to vote or direct the vote of the shares and have shared power to dispose or direct the disposition of the shares.

(7)
The amount shown and the following information are based on information provided by the class B common stock transfer agent and information known to the Company. Consists of 14,760 shares of class A common stock and 1,515,010 shares of class B common stock, which are held in a revocable trust. 1,495,010 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). Peter W. Horne has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the 14,760 shares of class A common stock and 20,000 shares of class B common stock that are not subject to the 1997 Voting Trust. Peter W. Horne has no power to vote or direct the vote of, and shared power to dispose or direct the disposition of, the 1,495,010 shares that are subject to the 1997 Voting Trust.

(8)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on April 29, 2025, reporting ownership of shares of class A common stock. BlackRock, Inc. has sole voting power with respect to 3,467,250 of the shares and sole dispositive power with respect to all the shares.

(9)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 13, 2024, reporting ownership of shares of class A common stock. The Vanguard Group does not have sole voting power with respect to any of the shares. It has shared voting power with respect to 49,970 of the shares, sole dispositive power with respect to 3,103,335 of the shares and shared dispositive power with respect to 79,290 of the shares.

(10)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 13, 2026, reporting ownership of shares of class A common stock. Kayne Anderson Rudnick Investment Management LLC has sole voting power with respect to 1,374,694 of the shares, shared voting power with respect to 424,292 of the shares, sole dispositive power with respect to 1,722,056 of the shares and shared dispositive power with respect to 424,292 of the shares.

(11)
Consists of 6,338 shares of class A common stock held by Mr. Dhawan and 1,917 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after March 1, 2026.

(12)
Consists of 6,200 shares of class A common stock held by Ms. Goeser and 1,988 shares of class A common stock the receipt of which Ms. Goeser has deferred under our non-employee director stock deferral program.

(13)
Consists of 4,062 shares of class A common stock held by Mr. Lepage, 1,832 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after March 1, 2026 and 1,869 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after March 1, 2026.

(14)
Consists of 1,115 shares of class A common stock held by Ms. McClintock, 440 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after March 1, 2026 and 858 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after March 1, 2026.

(15)
Consists of 6,180 shares of class A common stock held by Mr. Melhem, 1,863 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after March 1, 2026 and 1,741 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after March 1, 2026.

(16)
Consists of 838 shares of class A common stock held by Mr. Napolitano and 516 shares of class A common stock the receipt of which Mr. Napolitano has deferred under our non-employee director stock deferral program.

(17)
Consists of 1,194 shares of class A common stock held by Mr. Noonan and an aggregate of 18,816 shares of class B common stock held in trusts for the benefit of Mr. Noonan’s daughters for which Mr. Noonan serves as co-trustee and over which Mr. Noonan shares dispositive power. Mr. Noonan’s wife is the beneficiary of trusts holding an aggregate of 128,524 shares of class B common stock, but neither she nor Mr. Noonan have sole or shared voting or investment control over any of the shares.

(18)
Consists of 144,151 shares of class A common stock held by Mr. Pagano, 13,191 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after March 1, 2026 and 7,771 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after March 1, 2026.

(19)
Consists of 20,698 shares of class A common stock held by Ms. Raines and 516 shares of class A common stock the receipt of which Ms. Raines has deferred under our non-employee director stock deferral program.

(20)
Consists of 5,941 shares of class A common stock held by Mr. Reitmeier and 5,747 shares of class A common stock the receipt of which Mr. Reitmeier has deferred under our non-employee director stock deferral program.

(21)
Consists of 214,841 shares of class A common stock held directly or indirectly by our current executive officers and directors, 20,336 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after March 1, 2026, 12,986 shares of class A common stock issuable upon the settlement of restricted stock units within 60 days after March 1, 2026, 8,767 shares of class A common stock the receipt of which have been deferred under our non-employee director stock deferral program and 18,816 shares of class B common stock.

COMPENSATION DISCUSSION AND ANALYSIS
This section describes the compensation programs and philosophy for our named executive officers in 2025, who were:
Robert J. Pagano, Jr.	Chief Executive Officer, President & Chairperson of the Board
Shashank Patel	Former Chief Financial Officer
Ryan Lada	Former Chief Financial Officer
Diane McClintock	Chief Financial Officer
Andre Dhawan	Chief Operating Officer
Elie A. Melhem	President, Asia-Pacific, the Middle East & Africa
Kenneth R. Lepage	General Counsel, Chief Compliance Officer, Chief Sustainability Officer & Secretary
Shashank Patel, who had previously announced his intention to retire during 2025, served as our Chief Financial Officer until July 28, 2025, at which time we appointed Ryan Lada as our Chief Financial Officer. On November 14, 2025, Mr. Lada notified the Company of his decision to resign from the Company in order to pursue another opportunity. On November 15, 2025 Mr. Lada was removed as Chief Financial Officer and Diane McClintock was appointed as our Chief Financial Officer. Under SEC rules, we are required to present compensation information for 2025 for all three individuals who served as our principal financial officer during 2025 and all three are deemed to be named executive officers.
The Compensation Committee makes decisions for the total compensation of the named executive officers based on the factors described below. The Compensation Committee consists solely of independent, non-employee directors.
Executive Summary
Company Performance
Key Results for 2025

•
Record Sales of $2.44 billion, an increase of 8% over 2024

•
Record Diluted Earnings Per Share of $10.17, an increase of 17% over 2024

•
Record Operating Margin of 18.4%, an increase of 15% over 2024

In 2025 we continued our commitment to focus on our customers, executed on our strategic initiatives, developed new products and solutions, drove productivity, and promoted sustainability across our operations. Our 2025 performance set new Company record highs in sales, operating income and earnings per share. We continued to build for the future by investing in five acquisitions, new product development efforts, information technology enhancements and strategic growth initiatives. We also generated operating cash flow of $402 million, an 11% increase over 2024.
During 2025, we executed on our strategic priorities and strengthened our business:
•
We completed five strategic acquisitions in 2025, including I-CON Systems, a leading provider of innovative plumbing and water management solutions primarily for correctional facilities, the assets of Freije Treatment Systems, Inc. (doing business as EasyWater), a leading provider of water quality solutions, and designer and manufacturer of innovative, chemical-free technologies for treating water in residential and commercial applications, Haws Corporation, a leading global brand providing emergency safety and hydration solutions serving industrial, institutional and non-residential end markets, Superior Boiler, a leading designer and manufacturer of a wide range of customized steam and hot water boiler systems for commercial, institutional and industrial applications, and The Industrial Company for Castings and Sanitary Fittings (doing business as Saudi Cast), a leading manufacturer of cast iron and stainless steel drainage solutions, located in Riyadh, Saudi Arabia.
•
We improved on sustainability by taking steps to reduce the negative impact our operations have on the environment while at the same time generating economic value by designing, manufacturing and selling products and solutions that enable our customers to reduce the negative impact they have on the environment. In 2025, we were recognized for the seventh year in a row as one of Newsweek’s Most Responsible Companies and we were also selected by Newsweek as one of America’s Greenest Companies for the third year in a row and as one of the World’s Greenest Companies for the first time. We were also named one of America’s Climate Leaders by USA Today for the third consecutive year. TIME Magazine named us one of America’s Top GreenTech Companies and as one of America’s Top Mid-Size Companies. Our corporate headquarters was also named one of the Top Places to Work in Massachusetts by the Boston Globe.

•
In 2025 we expanded the range of our equipment portfolio that is integrated into Nexa, an intelligent water management solution for buildings, strengthening its unique value proposition of combining industry leading equipment solutions, with the cloud-based SaaS platform to provide actionable visibility into building water systems, supporting improved operational oversight, water risk management, and customer sustainability objectives.

•
In 2025, we continued our multi-year implementation of the SAP Enterprise Resource Planning (“ERP”) system across our Americas and APMEA regions to consolidate business systems, enhance productivity, and support our smart and connected strategy. The new ERP platform is designed to enable commercial and operational excellence by providing a modern, standardized, and connected experience for our teams. In 2025, we successfully implemented the system at one manufacturing and one distribution location in the Americas, establishing a blueprint for future deployments. This achievement sets the foundation for a strategic rollout roadmap in 2026 and beyond, focused on scaling implementations across key facilities to drive efficiency, improve data visibility, and strengthen operational performance globally.

•
Over the course of 2025 we were able to drive significant productivity savings through investments in automation, cost restructuring and our focus on lean initiatives, both inside and outside the factory walls, leveraging our One Watts Performance system.

•
We provided stockholder value in 2025 by returning approximately $83 million to our stockholders in the form of dividends and repurchases of our class A common stock and we increased our annual dividend return by 21%.

Alignment of Pay with Performance
A substantial portion of each executive’s compensation is performance-based or aligned with stockholder value creation over time in the form of equity grants. Set forth below for our Chief Executive Officer, and separately for the other current named executive officers, are charts illustrating the percentage of total target compensation mix corresponding to base salaries, annual incentives and long-term incentives for 2025.

Annual Total Direct Compensation Mix* – Chief Executive Officer

Fixed vs. Variable Compensation
Fixed 14%
Variable 86%
Short-Term vs. Long-Term Compensation
Short-Term 31%
Long-Term 69%
Cash vs. Equity Compensation
Cash 31%
Equity 69%

Annual Total Direct Compensation Mix* – Other Current Named Executive Officers

(Average allocation for current Named Executive Officers other than the Chief Executive Officer)

Fixed vs. Variable Compensation
Fixed 31%
Variable 69%
Short-Term vs. Long-Term Compensation
Short-Term 49%
Long-Term 51%
Cash vs. Equity Compensation
Cash 49%
Equity 51%

*
Annual total direct compensation mix does not include perquisites or other executive benefits, including retirement and severance benefits, or the value of the discount attributable to the purchase price for restricted stock units under our Management Stock Purchase Plan. Fixed compensation consists of base salary and variable compensation consists of target annual incentive and long-term incentive value. Long-term incentive value consists of annual grants of performance stock unit awards and deferred stock awards based on their grant date fair value as reported in the 2025 Summary Compensation Table below. Short-term compensation consists of base salary and target annual incentive. Long-term compensation consists of long-term incentive value. Cash compensation consists of base salary and target annual incentive. Equity compensation consists of long-term incentive value.

Other Practices and Policies to Promote Effective Compensation Governance
Examples of practices and policies that the Compensation Committee has implemented to ensure effective governance of compensation plans include:
•
Our executives are subject to robust stock ownership guidelines.

•
Our executives are subject to a compensation recovery policy, or “claw back” policy, which provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement.

•
Annual cash bonus awards under our Executive Officer Incentive Bonus Plan and Performance Stock Unit Awards under our 2004 Stock Incentive Plan have a maximum payout of 200% of the target award value.

•
The Compensation Committee has engaged an independent compensation consultant.

•
The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices.

•
Our Insider Trading Compliance Policy prohibits hedging and short sale transactions, and no employee or director may pledge Company securities as collateral.

•
None of our executive officers has an employment agreement with us.

•
We do not provide excise tax gross-ups under any of our change in control severance arrangements.

•
We hold an annual stockholder say-on-pay advisory vote.

Say on Pay and Say on Frequency
We submitted our executive compensation program to an advisory vote of our stockholders at our 2025 Annual Meeting, and it received the support of over 96% of the total votes present and entitled to vote at the meeting. Our Board of Directors viewed the results of the 2025 advisory vote as broad stockholder support for our executive compensation program and did not make any fundamental changes to our executive compensation program or policies as a result of the advisory vote. The Compensation Committee will, in consultation with its independent compensation consultant, consider changes to our compensation programs as appropriate in response to evolving factors such as the business environment and competition for talent. In considering changes to our compensation programs and policies, the Compensation Committee may seek additional input from stockholders with respect to our executive compensation policies and decisions.
At our 2023 Annual Meeting, our stockholders strongly supported a frequency of “every year” for holding future advisory votes to approve the compensation of our named executive officers, consistent with the recommendation of our Board. As a result, our Board decided to hold annual “Say on Pay” votes, and we are presenting a proposal to our stockholders to approve on an advisory basis the compensation of our named executive officers as disclosed in this proxy statement. See Proposal 2 of this proxy statement.
Compensation Philosophy
Our executive compensation philosophy, as adopted by the Compensation Committee of our Board of Directors, is to provide compensation programs that attract, retain and motivate our key executives who are critical to our long-term success. We implement this philosophy through the following principles:
•
Positioning total direct compensation and each component of compensation at approximately the median of our peer companies, which are industry and size relevant and which are identified by a rules-based selection process. Some variation in competitive positioning by executive is expected to account for factors such as relevant business experience, individual performance and criticality of role.

•
Rewarding achievement relative to short- and long-term goals that we believe will drive long-term stockholder value creation.

•
Aligning long-term pay outcomes with stockholder value creation over time. This necessitates tying a significant portion of each executive’s compensation to Company and individual performance, placing that compensation at risk.

The following key elements are used to compensate our executives:
•
Base salaries, representing the only fixed element of total direct compensation.

•
Annual incentives, currently consisting of a performance-based bonus under the Executive Officer Incentive Bonus Plan, which rewards achievement relative to Company goals, both financial and strategic in nature, as well as individual performance.

•
Long-term incentives, currently consisting of performance stock units and deferred stock awards, which link pay outcomes to long-term stockholder value creation. Executive officers may also purchase restricted stock units under our Management Stock Purchase Plan, providing additional alignment with stockholder value creation.

In addition, we provide our executive officers with other employee benefits and limited perquisites, which are primarily intended to maintain our competitive position for attracting and retaining executive talent. However, in general, the Compensation Committee strives to mitigate the use of these non-performance-based forms of compensation without jeopardizing our ability to offer a compensation program that will attract and retain executives in a competitive market.
Benchmarking
Benchmarking is one factor, among many, that we rely on in establishing our compensation levels and program design. We use information regarding pay practices at other comparable companies in two respects. First, we use benchmarking information to evaluate whether our compensation practices are competitive in the marketplace in which we compete for executive talent. Second, we use marketplace information as one factor in assessing the reasonableness of our executive compensation.
During 2025, the Compensation Committee used an executive compensation peer group consisting of the following companies:
A.O. Smith Corporation Chart Industries, Inc. Crane Co. EnPro Industries, Inc. Franklin Electric Co., Inc.	Graco Inc. IDEX Corporation Itron, Inc. ITT Corporation Mueller Industries, Inc.	Mueller Water Products, Inc. Nordson Corporation Pentair plc SPX Technologies, Inc. Zurn Elkay Water Solutions Corporation
In May 2025, the Compensation Committee engaged Pearl Meyer to conduct a comprehensive review of our executive compensation peer group. Pearl Meyer used a rules-based process to evaluate the Company’s existing executive compensation peer group based on the similarity to Watts of the amount of their annual revenues, profitability, market capitalization and number of employees as well as the similarity of their industry, business models, scope of international operations, industrial classification codes, customers and analyst coverage, while attempting to minimize year-over-year changes in order to foster year-over-year consistency in the benchmarking approach. Based on its review, Pearl Meyer recommended that the Compensation Committee remove Barnes Group since it was acquired during 2024 and replace it with IDEX Corporation. Pearl Meyer advised that the rest of the existing peer group remained appropriate and recommended to the Compensation Committee that it maintain the rest of the existing peer group without changes. The Compensation Committee accepted Pearl Meyer’s recommendation and approved replacing Barnes Group with IDEX Corporation and kept the rest of the existing peer group unchanged. The executive compensation peer group had median 2024 annual revenue of approximately $2.44 billion, compared with our own revenue of approximately $2.25 billion for the same period. The peer group also had median market capitalization as of April 1, 2025 of approximately $8.78 billion, as compared to our market capitalization of approximately $6.87 billion for the same period.
Elements of Compensation
The following describes each of the elements of our compensation program for 2025.
Base Salary
We provide each of our executive officers with a fixed salary that provides a secure base of compensation in an amount that recognizes each officer’s role and responsibilities as well as experience, performance and contributions. The Compensation Committee considers base salary increases for our executive officers annually. The amount of any increase is based primarily on the executive officer’s performance, level of responsibilities, leadership, experience, employee retention and internal pay equity considerations and the external competitiveness of the officer’s base salary and overall total compensation. The Compensation Committee typically meets with the Chief Executive Officer annually to review proposed adjustments in the base salary amounts for our executive officers other than our Chief Executive Officer and in such review discusses each officer’s performance evaluation. The Compensation Committee also typically reviews the proposed adjustment in base salary and the performance of our Chief Executive Officer with the other independent members of the Board of Directors and conducts a separate discussion with our Chief Executive Officer regarding his performance. As part of its review, the Compensation Committee receives and discusses tally sheets setting forth the total compensation of our executive officers, including base salary, bonus potential, equity awards, retirement benefits, perquisites and other compensation, and information regarding the competitiveness of our compensation programs relative to companies in our benchmarking peer group and other industry survey data.
In February 2025, the Compensation Committee conducted a separate review of our Chief Executive Officer’s performance and base salary. The Compensation Committee reviewed Mr. Pagano’s performance against his established goals for 2024 and input from Pearl Meyer with respect to the competitiveness of Mr. Pagano’s base salary relative to the Company’s executive compensation peer group, and determined that Mr. Pagano had significantly exceeded his 2024 goals, including by executing on driving innovation through new products and solutions as well as other global growth initiatives, driving productivity and supply chain savings initiatives, improving safety metrics, executing on the Company’s connected strategy, including the successful launch of the Nexa water management solution, progress in implementing a new ERP system, achieving the Company’s sustainability goals, and exceeding the 2024 financial plan. The Compensation Committee also determined that Mr. Pagano’s base salary should be adjusted to be more competitive with other similarly experienced and accomplished chief executive officers in the Company’s compensation peer group. As a result, the Compensation Committee approved a 10.0% increase in Mr. Pagano’s base salary.
Based on these reviews and its consideration of each named executive officer’s performance, in February 2025 the Compensation Committee approved the following base salary increases for our named executive officers effective as of April 1, 2025:
Named Executive Officer	2024 Base Salary ($)	Salary Increase as a Percentage of Prior Base Salary	2025 Base Salary ($)	Rationale for Increase
Robert J. Pagano, Jr.	1,092,000	10.0%	1,200,000	Merit & Market Adjustment
Andre Dhawan	590,000	3.5%	610,500	Merit
Elie A. Melhem	489,200	3.5%	506,300	Merit
Kenneth R. Lepage	481,300	3.5%	498,000	Merit
Mr. Patel did not receive a merit increase for 2025 since he had previously announced his decision to retire during 2025. Mr. Patel was compensated at the rate of pay approved by the Compensation Committee in February 2025 until October 10, 2025 in recognition of his significant efforts to assist with the onboarding of Mr. Lada as the Company’s new Chief Financial Officer. Mr. Patel remained employed by the Company in a reduced role from October 10, 2025 to December 31, 2025. After October 10, 2025, Mr. Patel’s salary was reduced to an annualized rate of $240,000.
Mr. Lada was hired with a base salary set at $525,000. Mr Lada’s base salary amount was set by the Compensation Committee based on a competitive compensation assessment prepared by Pearl Meyer and based on other considerations such as his salary with his former employer and his prior experience as a chief financial officer of a public company.
Ms. McClintock began 2025 in the role of Senior Vice President of Investor Relations and FP&A. Her salary in that role for 2025 was $312,822. When Ms. McClintock was promoted to Chief Financial Officer on November 15, 2025, the Compensation Committee set her annual salary rate at $515,000. Ms. McClintock’s salary as Chief Financial Officer was set based on a competitive compensation assessment prepared by Pearl Meyer and based on other considerations such as her performance in her prior role, her deep knowledge of the Company and her level of experience in this role.
Annual Incentives
Under our Executive Officer Incentive Bonus Plan, annual bonus awards may be earned by our named executive officers based on the Company’s achievement of performance goals during each fiscal year and their achievement of individual performance goals. We offer our executives an opportunity to earn a bonus in order to focus our executives on execution against specific financial and strategic goals and reward performance based on achievement of such goals. For each of our executive officers, the Compensation Committee sets a target bonus amount expressed as a percentage of annual base salary rate. The Compensation Committee determines the target bonus amount for each executive officer based on a variety of factors, including competitive conditions for the executive officer’s position within our executive compensation peer group and in the broader employment market, length of employment, level of responsibility and experience, input from Pearl Meyer, and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Compensation Committee did not make any changes to the target bonus percentages for our named executive officers for 2025, other than in connection with the appointments of Mr. Lada and Ms. McClintock as Chief Financial Officer and as a result of the change in Mr. Patel’s role and responsibilities. The 2025 target bonus amounts for our named executive officers were set as follows:
	Target as a Percent of Salary	Target in Dollars
Robert J. Pagano, Jr.	125%	$1,500,000
Shashank Patel (prior to 10/10/25)(1)	75%	$318,863
Shashank Patel (after 10/10/25)(1)	25%	$13,620
Ryan Lada(2)	75%	$225,462
Diane McClintock (prior to 11/15/25)(3)	45%	$123,455
Diane McClintock (after 11/15/25)(3)	70%	$44,342
Andre Dhawan	70%	$427,350
Elie A. Melhem	55%	$278,465
Kenneth R. Lepage	60%	$298,800

(1)
Mr. Patel’s target bonus percentage was kept at the same rate as when he was Chief Financial Officer until October 10, 2025 to support the transition to Mr. Lada as the Company’s new Chief Financial Officer. Mr. Patel remained employed by the Company in a reduced role from October 10, 2025 to December 31, 2025. After October 10, 2025, Mr. Patel’s target bonus percentage was reduced to 25%. Mr. Patel’s aggregate bonus payment for 2025 was determined on a pro-rated basis, with 77.5% of his bonus payment based on his target bonus percentage, base salary actually earned and performance prior to October 10, 2025 and 22.5% of his bonus payment based on his target bonus percentage, base salary actually earned and performance after October 10, 2025.

(2)
Mr. Lada’s target bonus percentage was set at 75% of his base salary at the time he was hired. Mr Lada’s target bonus percentage was set by the Compensation Committee based on a competitive compensation assessment prepared by Pearl Meyer and based on other considerations such as his bonus target with his former employer and his prior experience as a chief financial officer of a public company. The amount of his target bonus was pro-rated based on his start date of July 28, 2025. Mr. Lada did not receive a bonus payment for 2025 since he left the Company prior to the date the 2025 bonuses were paid.

(3)
Ms. McClintock’s target bonus percentage for 2025 in her prior role was 45% of her base salary. When Ms. McClintock was promoted to Chief Financial Officer on November 15, 2025, the Compensation Committee set her target bonus percentage at 70% of her base salary. Ms. McClintock’s target bonus percentage as Chief Financial Officer was set based on a competitive compensation assessment prepared by Pearl Meyer and based on other considerations such as her performance in her prior role, her deep knowledge of the Company and her level of experience in this role. Ms. McClintock’s aggregate bonus payment for 2025 was determined on a pro-rated basis, with 87.4% of her bonus based on her prior target bonus percentage, base salary actually earned and bonus plan prior to November 15, 2025 and 12.6% based on her target bonus percentage, base salary actually earned and the Executive Officer Incentive Bonus Plan after November 15, 2025.

The actual bonus payout for each named executive officer depends on the level of performance achieved with respect to various performance objectives. The relationship between the level of performance achieved and overall bonus payout for each performance objective is as follows, with bonus payout levels interpolated for performance between Threshold and Target and between Target and Maximum:
Performance Level	Bonus Payout as a % of Target
Maximum	200%
Target	100%
Threshold	50%
Below Threshold	0%
For 2025, 90% of our named executive officers’ bonus was based on financial performance objectives approved by the Compensation Committee and 10% was based on individual performance objectives approved by our Chief Executive Officer or by the Board of Directors with respect to our Chief Executive Officer. Financial performance objectives under our Executive Officer Incentive Bonus Plan for 2025 were established in the first quarter by our Compensation Committee after consultation with our Chief Executive Officer and Pearl Meyer. The 2025 financial objectives for our named executive officers under the Executive Officer Incentive Bonus Plan consisted of a sales objective, an adjusted net income or segment earnings objective (for Mr. Melhem only), and a free cash flow objective. Free cash flow represents the amount of cash generated by operations during the year less net capital expenditures. Our financial objectives are intended to align the interests of our management team with the interests of our stockholders. We believe that the capital markets evaluate companies in our industry based primarily on their ability to grow their business profitably while maintaining adequate returns on their invested capital. Our financial objectives provide an incentive to management to maintain a balanced approach to growth, with appropriate emphasis on revenues, profitability and cash flow. If we are successful in meeting or exceeding our goals under these financial objectives, we believe that this will lead to the creation of additional value for our stockholders.
Under our Executive Officer Incentive Bonus Plan, the Compensation Committee may make certain adjustments to the financial objectives. Such adjustments may include but are not limited to: a change in accounting principle, financing activities, expenses for restructuring or productivity initiatives, other non-operating items, acquisitions or dispositions, the business operations of an entity acquired by the Company during the performance period, discontinued operations, stock dividend, split, combination or exchange of stock, unusual or extraordinary events, transactions or developments, other significant income or expense outside the Company’s core on-going business activities, other nonrecurring items, goodwill or intangible writeoffs, foreign exchange fluctuations or changes in applicable law.
For the individual performance objectives, each executive officer established several personal or team goals related to Company initiatives or segment initiatives that were aligned with the strategy of the business and the goals of our Chief Executive Officer, and such performance objectives were approved by the Chief Executive Officer. Our Chief Executive Officer’s individual performance objectives were approved by the Board of Directors after consultation with our Chief Executive Officer and review and approval of our strategic plan. For 2025, the individual performance objectives for our named executive officers established at the start of the performance period included strategic growth initiatives; environmental, social and governance (“ESG”) criteria; new product development and innovation initiatives, including smart and connected enabled products; driving productivity savings; employee safety performance; integration of acquisitions; ERP integration; talent acquisition; and other key strategic initiatives.
The Compensation Committee, in consultation with our Chief Executive Officer, determined the relative weight to be assigned to each financial objective for 2025. The financial objectives for Messrs. Pagano, Patel, Lada, McClintock, Dhawan and Lepage were based entirely on the performance of our Company as a whole. Since the responsibilities of Mr. Melhem were substantially tied to our APMEA business segment, his bonus achievement was primarily based on his segment performance. The following table shows the weighting assigned to each named executive officer for each financial performance objective:
Named Executive Officer	Consolidated Net Sales	Consolidated Adjusted Net Income*	Consolidated Free Cash Flow*	APMEA Net Trade Sales	APMEA Segment Earnings	APMEA Free Cash Flow*	Total
Robert J. Pagano, Jr.	25%	40%	25%	—	—	—	90%
Shashank Patel	25%	40%	25%	—	—	—	90%
Ryan Lada	25%	40%	25%	—	—	—	90%
Diane McClintock	25%	40%	25%	—	—	—	90%
Andre Dhawan	25%	40%	25%	—	—	—	90%
Elie A. Melhem	6%	12%	9%	19%	28%	16%	90%
Kenneth R. Lepage	25%	40%	25%	—	—	—	90%

*
A reconciliation of net income to adjusted net income and of net cash provided by operating activities to free cash flow is included in Item 7 of our Annual Report on Form 10-K filed with the SEC on February 23, 2026. APMEA segment free cash flow means free cash flow attributable to the APMEA reporting segment, and APMEA segment earnings means segment earnings attributable to the APMEA reporting segment. We define free cash flow as net cash provided by operating activities, less additions to property, plant and equipment, plus proceeds from the sale of property, plant and equipment.

The weighting of the 2025 performance objectives for our named executive officers was unchanged from 2024. The Compensation Committee continued to place greater emphasis on the net income measure at the corporate level for 2025 because it wanted global management to emphasize growing the business profitably while maintaining its focus on encouraging productivity, cost containment and cash generation.
Our results for 2025 as determined in accordance with our Executive Officer Incentive Bonus Plan with respect to each financial performance measure for our Company as a whole and our APMEA segment are set forth in the following table:
Financial Performance Measures	Financial Performance Targets (in millions)			2025 Actual Results (in millions)	% of Bonus Objective Achieved*
	Threshold (50%)	Target (100%)	Maximum (200%)
Consolidated Net Sales	$2,031	$2,257	$2,483	$2,415	170.2%
Consolidated Adjusted Net Income	$260	$305	$350	$359	200.0%
Consolidated Free Cash Flow	$242	$285	$342	$322	164.6%
APMEA Net Trade Sales	$126	$139	$153	$138	97.4%
APMEA Segment Earnings	$23	$26	$31	$26	92.8%
APMEA Free Cash Flow	$12	$15	$19	$23	200.0%

*
The bonus objective achievement percentages in the above table have been calculated on a constant currency basis (excluding the impact of foreign currency exchange), consistent with the plan definitions, and rounded.

Based on these results, the weighted achievement of the financial performance metrics for 2025 by each of our named executive officers is set forth in the following table.
Named Executive Officer	Financial Performance Measure	Weighting	2025 Achievement	Weighted 2025 Achievement*
Robert J. Pagano, Jr.	Consolidated Net Sales	25%	170.2%	42.7%
Shashank Patel	Consolidated Adjusted Net Income	40%	200.0%	80.0%
Diane McClintock	Consolidated Free Cash Flow	25%	164.6%	41.2%
Kenneth R. Lepage
Andre Dhawan
		90%		163.8%
Elie A. Melhem	Consolidated Net Sales	6%	170.2%	10.2%
	Consolidated Adjusted Net Income	12%	200.0%	24.0%
	Consolidated Free Cash Flow	9%	164.6%	14.8%
	APMEA Net Trade Sales	19%	97.4%	18.5%
	APMEA Segment Earnings	28%	92.8%	26.0%
	APMEA Free Cash Flow	16%	200.0%	32.0%
		90%		125.5%

*
Percentages are rounded to the nearest tenth of a percent.

The Compensation Committee reviewed with our Chief Executive Officer the performance of each of the other named executive officers with respect to their individual performance objectives. Based on this review and the recommendations of our Chief Executive Officer, the Compensation Committee determined that each of Messrs. Patel, Dhawan, Melhem and Lepage had achieved higher than the target level of performance with respect to their individual performance objectives. In recognition of their strong performance, the Compensation Committee approved a weighted achievement for the individual performance component of the incentive bonus award of 16.8% for Mr. Patel, 16.24% for Mr. Dhawan, 14.24% for Mr. Lepage, and 18.26% for Mr. Melhem. For Ms. McClintock, the Compensation Committee determined that she exceeded the individual performance objectives for the period prior to November 15, 2025 based on her strong support during the transition to a new Chief Financial Officer and superior overall performance in her prior role and met the individual performance objectives for the period following November 15, 2025. The Compensation Committee separately reviewed the performance of Mr. Pagano with respect to his individual performance objectives and determined that Mr. Pagano had exceeded his objectives and that he had done an excellent job developing, deploying and executing on the Company’s strategic growth initiatives, awarding him a 16.8% weighted achievement for the individual performance component of the incentive bonus award.

The 2025 Executive Officer Incentive Bonus Plan awards for our named executive officers that were paid in March 2026 were as follows:
Named Executive Officer	2025 Target Bonus Awards as a Percentage of Base Salary	2025 Target Bonus Awards	Financial Performance Measures Achievement (A)	Individual Performance Measures Achievement (B)	2025 Bonus Awards as a Percentage of Target (A+B)	2025 Actual Bonus Awards*
Robert J. Pagano, Jr.	125%	$1,500,000	163.8%	16.8%	180.6%	$2,709,000
Shashank Patel (prior to 10/10/25)	75%	$318,863	163.8%	16.8%	180.6%	$575,870
Shashank Patel (after 10/10/25)	25%	$13,620	163.8%	16.8%	180.6%	$24,590
Ryan Lada	75%	$393,750	—	—	—	—
Diane McClintock (prior to 11/15/25)	45%	$123,455	126.4%(1)	59.54%(2)	186.0%	$229,580
Diane McClintock (after 11/15/25)	70%	$44,342	163.8%(1)	10.00%(2)	173.8%	$77,070
Andre Dhawan	70%	$427,350	163.8%	16.24%	180.0%	$769,400
Elie A. Melhem	55%	$278,465	125.5%	18.26%	143.8%	$400,430
Kenneth R. Lepage	60%	$298,800	163.8%	14.24%	178.0%	$531,980

*
Amounts are rounded to the nearest $10.

(1)
The financial performance measures for Ms. McClintock’s bonus award for the period prior to November 15, 2025 were the same as the financial performance measures for Ms. McClintock’s bonus award for the period after November 15, 2025; however, 70% of the pre-November 15 bonus was based on the financial performance measures and 30% was based on individual performance objectives.

(2)
Ms. McClintock exceeded the individual performance objectives for her pro-rated bonus award for the period prior to November 15, 2025 because of her strong support during the transition to a new Chief Financial Officer and her superior overall performance as Senior Vice President of Investor Relations and FP&A. For Ms. McClintock’s pro-rated bonus award following her appointment as Chief Financial Officer on November 15, 2025, the Compensation Committee determined that Ms. McClintock had met her individual performance objectives as our new Chief Financial Officer.

Long-Term Incentives
We provided long-term incentive compensation for our named executive officers during 2025 by granting performance stock units and deferred stock awards covering shares of class A common stock under our 2004 Stock Incentive Plan. In addition, our named executive officers are eligible to participate in our Management Stock Purchase Plan, which provides for the purchase of restricted stock units at a discount, as described below. The Compensation Committee believes in granting equity-based incentive compensation as an important component of our executive compensation program to encourage sustainable growth and long-term value creation, align the interests of our executives with those of our stockholders by exposing executives to stock price changes during the vesting or deferral periods, and attract and retain executive talent.
Management Stock Purchase Plan
Our Management Stock Purchase Plan is intended to provide an incentive for our executives to purchase and hold more of our class A common stock, thereby more closely aligning their interests with the interests of our stockholders. The Compensation Committee approves the participants in the Management Stock Purchase Plan based on recommendations made by executive management. Participants were entitled to purchase restricted stock units under the Management Stock Purchase Plan at a discount of 20% from the closing sale price of our class A common stock on March 13, 2026 using up to 50% of their pre-tax 2025 performance bonus. The restricted stock units vest one-third each year beginning on the first anniversary of the date of grant. In addition, participants in the

Management Stock Purchase Plan may elect to defer settlement of vested restricted stock units to a specified future date. For 2025, Messrs. Pagano and Melhem and Ms. McClintock each elected to contribute 50% of their annual performance bonus to the purchase of restricted stock units under the Management Stock Purchase Plan. Mr. Dhawan, Mr. Patel and Mr. Lepage did not participate in the Management Stock Purchase Plan in 2025.
Long-Term Equity Incentive Awards
In March 2025, we granted performance stock units and deferred stock awards to our executive officers, with each type of award accounting for 50% of the targeted value of long-term equity incentive awards for executive officers. The Compensation Committee believes that the use of performance stock unit awards and deferred stock awards in combination provides strong stockholder alignment, retention value, and the opportunity to leverage the value of awards up and down consistent with the Company’s stock price performance as well as Company performance over the long term.
The targeted value of the long-term equity incentive award grants made to our named executive officers was determined taking into account base pay and annual incentive values, a competitive analysis of executive compensation prepared by Pearl Meyer, and the Committee’s assessment of the appropriate mix of fixed versus variable and short-term versus long-term incentives. The Compensation Committee also considered each named executive officer’s role, potential long-term contribution, performance, experience and skills. Based on its analysis, the Compensation Committee determined that for 2025 the annual equity awards granted to Mr. Pagano should have a total target value equal to 500% of his annual base salary, the annual equity awards granted to Mr. Dhawan should have a total target value equal to 175% of his annual base salary, and the annual equity awards granted to Mr. Melhem and Mr. Lepage should have a total target value equal to 150% of their annual base salaries. Mr. Patel did not receive an equity award in 2025 as he had previously announced his intention to retire during 2025. Ms. McClintock’s annual equity award for 2025 was based on her prior role as Senior Vice President of Investor Relations and FP&A. The following table shows the values used to determine the number of shares underlying the annual deferred stock awards and the target performance stock unit awards granted to our named executive officers in March 2025. In determining the number of shares underlying the awards granted to each named executive officer in 2025, we used a 30-day trailing average stock price. For this reason, the targeted values indicated below differ from the grant date fair values of the grants reflected in the Summary Compensation Table.
Named Executive Officer	Performance Stock Unit Awards (Target Award)	Deferred Stock Awards	Total
Robert J. Pagano, Jr.	$3,000,000	$3,000,000	$6,000,000
Shashank Patel	—	—	—
Diane McClintock	$80,000	$80,000	$160,000
Andre Dhawan	$534,188	$534,188	$1,068,375
Elie Melhem	$379,700	$379,700	$759,400
Kenneth R. Lepage	$373,500	$373,500	$747,000
In connection with his hiring, Mr. Lada received a deferred stock award with a value of $500,000, which was to vest one-third each year over three years. The value of Mr. Lada’s deferred stock award was determined by the Compensation Committee based on a competitive compensation assessment prepared by Pearl Meyer with the goal of providing a strong retention incentive. Mr. Lada forfeited his entire equity award upon his departure from the Company in November 2025.
In addition to her annual equity awards, in March 2025 the Compensation Committee awarded Ms. McClintock a special deferred stock award with a value equal to $500,000, which will vest as follows: 50% in March 2027, 30% in March 2028 and 20% in March 2029. The purpose of the award was to provide a retention incentive in order to ensure continuity within the finance function during a time of transition to a new Chief Financial Officer. The award is not eligible for retirement vesting.

Performance Stock Unit Awards.   The performance stock units granted in 2025 will be settled in shares of the Company’s class A common stock following the end of a performance vesting period ending on December 31, 2027, with the number of shares to be delivered to be determined based on a payout matrix that determines what percentage of the target number of units will be delivered at each level of achievement relative to specified performance goals. The performance goals include a combination of the Company’s compound annual growth rate in revenue (“Revenue CAGR”) and return on invested capital (“ROIC”). Revenue CAGR measures the rate of our growth over time, while ROIC measures how efficiently and effectively we use capital to generate profits. For purposes of our performance stock unit awards, ROIC means the Company’s return on invested capital calculated as a percentage by dividing net operating profit after tax by average invested capital at the beginning and end of the relevant period. For the purposes of calculating ROIC, “net operating profit” will be adjusted to exclude the impact of all restructuring, foreign exchange, impairments, certain legal settlements, employee separation costs, certain product liability charges, the one-time impact of significant tax law changes, and retroactive tax law changes to the extent such items were not contemplated and included in the target upon which the ROIC goals were based. The Revenue CAGR and ROIC goals are also subject to adjustment to reflect the impact of any acquisitions or dispositions that occur during the performance period. The Compensation Committee selected these two measures primarily because they are generally accepted as two fundamental drivers of sustained stockholder value, they provide shorter line-of-sight measurements than many alternative measures and both measures are contained in the Company’s strategic plan. The number of shares delivered can range from zero to 200% of the target number of performance stock units initially awarded, depending on performance, and delivery generally requires employment throughout the three-year performance period. At the threshold level of performance, 60% of the target number of units would be earned. The level of performance required to attain the threshold performance metrics was set at a level of performance where the Compensation Committee believes that a reduced payout is appropriate and below which no payout is appropriate. The level of performance required to attain the target payout is designed to be reasonably challenging. The level of performance required to attain a maximum payout was set at a level of performance that the Compensation Committee deems exceptional. However, because the specific performance levels are related to our business strategy and are highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors and other third parties with significant insights regarding our confidential business strategies that could cause us substantial harm. Performance stock units do not grant dividend or voting rights to the holder during the performance period, but dividend equivalents are accrued and paid on shares delivered after the vesting date.
Settlement of the 2023 Performance Stock Unit Awards.   The performance period for the 2023 performance stock unit awards concluded on December 31, 2025. The performance stock units granted in 2023 were settled in shares on February 9, 2026. The 2023 awards had their performance tied to a combination of Revenue CAGR and ROIC measures, as adjusted as provided in the grant agreements to account for acquisitions completed during the performance period. The performance targets for the 2023 performance stock units were as follows, with the payout percentage interpolated for performance between Threshold and Target and between Target and Maximum:

3 Year Revenue CAGR	ROIC
	Below Threshold < 16.5%	Threshold 16.5%	Target 20.6%	Maximum 24.7%
	Payout Percentage
Below Threshold <0.3%	0%	60%	75%	100%
Threshold 0.3%	60%	60%	75%	125%
Target 1.8%	80%	80%	100%	150%
Maximum 3.3%	100%	100%	150%	200%
The financial results for the 2023 awards were a Revenue CAGR of 1.7% and ROIC of 26.2%. According to the performance matrix, the resulting payout percentage achieved was 149% of the target award value. Mr. Pagano earned 18,032 shares, Mr. Patel earned 3,309 shares, Ms. McClintock earned 678 shares, Mr. Dhawan earned 1,059 shares, Mr. Melhem earned 2,993 shares, and Mr. Lepage earned 2,944 shares.
Deferred Stock Awards.   Half of the target value of our annual equity awards to our named executive officers is granted in the form of deferred stock awards. Deferred stock awards represent a contractual right to receive shares of the Company’s stock upon vesting of the award, provided that the recipient remains employed by the Company through the vesting date, except as provided under the retirement vesting policy described below. Upon the scheduled vesting date, the recipient will be issued shares of the Company’s class A common stock without restriction or risk of forfeiture. Recipients do not have voting or dividend rights with respect to deferred stock awards during the vesting period, but the deferred stock awards accrue dividend equivalents during the vesting period, which are then paid out to the recipient upon vesting. The 2025 deferred stock awards vest one-third each year over three years.
Benefits and Perquisites
We provide our executive officers with certain employee benefits and perquisites as a means of providing additional compensation that is designed to be competitive with other compensation provided by companies in our peer group.
Retirement benefits are provided through a qualified defined contribution 401(k) plan for all our full-time eligible employees who are United States residents, under which we provide a base contribution of 2% of an employee’s salary, regardless of whether the employee participates in the plan, and matching contributions up to 4%.
We also provide our named executive officers with a limited number of perquisites as part of their compensation arrangements, which we consider to be reasonable and consistent with competitive practice. These perquisites include a cash automobile allowance, supplemental disability insurance, a financial planning allowance and a comprehensive executive physical examination. The amount of the automobile allowance is determined by our Chief Executive Officer and reviewed by the Compensation Committee, and the Compensation Committee determines the maximum amount of our Chief Executive Officer’s automobile allowance. We reimburse our executives for certain financial planning expenses so they may focus more on their business responsibilities. We also typically reimburse recently hired executives for certain relocation-related expenses.
In connection with his hiring, we agreed to pay expenses incurred by Mr. Lada in connection with his relocation to the North Andover, Massachusetts area. Our agreement with Mr. Lada provided that he would be required to reimburse us for such expenses if he terminated his employment with us within one year after commencement of his employment with us. We paid approximately $28,586 in relocation expenses on Mr. Lada’s behalf during 2025 and, in accordance with our agreement, Mr. Lada has reimbursed us in full for those expenses.

In connection with his assignment outside of the United States, during 2025 we provided Mr. Melhem with customary expatriate benefits to address the unique circumstances arising from living and working abroad, as described in more detail in the Summary Compensation Table below.
Claw Back Policy
We have adopted a compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding listing standards of the New York Stock Exchange. This policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. Covered restatements include both a restatement to correct an error that is material to previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.
Employment Agreements
None of our executive officers has an employment agreement with us.
Post-Termination Compensation and Change in Control Arrangements
Severance Benefits
We maintain an Executive Severance Plan, which provides severance benefits for our senior executives, including all of our named executive officers. The Compensation Committee believes that the Executive Severance Plan is an important recruitment incentive for executives, provides a valuable retention incentive and is competitive with the practices of most of the companies in our executive compensation peer group. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive a lump-sum payment equal to (i) an amount equal to twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.
Change in Control Benefits
We believe that the consideration of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to focus on seeking the best return for our stockholders and to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide certain key executives (including our named executive officers) with severance benefits in connection with certain terminations of employment occurring in connection with a change of control of the Company under the Executive Severance Plan. Further, we believe that providing these executive officers with severance benefits upon certain terminations in connection with a change in control is consistent with the practices of the companies in our executive compensation peer group and provides an important recruitment incentive for future executives. Under our Executive Severance Plan, if a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive an amount in cash equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer’s annual base salary and target annual bonus immediately prior to the change in control. In addition, the terminated executive would be entitled to full accelerated vesting and, as applicable, exercisability of unvested equity or equity-based awards of the Company that are not subject to performance vesting conditions and, for awards that are subject to performance vesting conditions, accelerated vesting and, as applicable, exercisability at the greater of target or the level that would apply based on actual performance calculated as if the final day of the Company’s last completed fiscal quarter prior to the date of the employment termination were the final day of the applicable performance period. Should the amount of payments an executive were to receive under the Executive Severance Plan and any other plan in connection with a change in control cause the executive to be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the executive’s benefits would be reduced by an amount necessary to avoid application of the tax, but only if such reduction would result in a better after-tax result to the executive. In connection with the receipt of any severance benefits under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate. In addition, our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested performance stock units, shares of restricted stock, deferred stock awards, stock options and restricted stock units will become fully vested.
Retirement Vesting
Since 2019, the Company has included “retirement vesting” provisions in the agreements for its annual deferred stock awards and performance stock unit awards. These provisions provide that an employee who retires from the Company after attaining age 55 and 10 years of service and who meets certain other requirements, including non-competition and non-solicitation requirements, would be allowed to continue to vest in his or her deferred stock awards for the duration of the vesting periods and would be entitled to receive a pro rata portion of his or her performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned. Beginning in 2022, a provision was added to the award agreements that requires the employee to remain employed through the last working day of the grant year for the grant to be eligible for retirement vesting. We believe that these retirement vesting provisions create a strong retention incentive for our key employees, are consistent with the practices of the companies in our executive compensation peer group and provide an important recruitment incentive for future executives. Mr. Pagano, Mr. Melhem, Mr. Lepage and Ms. McClintock have qualified for retirement vesting.
Stock Ownership Guidelines
The Compensation Committee monitors compliance with the stock ownership guidelines approved by the Compensation Committee for all our executive officers. For 2025, our Chief Executive Officer was required to hold shares of our stock with a value of at least five times the amount of his base salary, our Chief Financial Officer was required to hold shares of our stock with a value of at least three times the amount of his or her base salary, and our other executive officers were required to hold shares of our stock with a value of at least twice their base salary. In determining the number of shares owned by an executive, the Compensation Committee considers shares held directly, the shares underlying restricted stock units purchased by the executive under our Management Stock Purchase Plan, deferred stock awards and shares of restricted stock, but not stock options or performance stock unit awards. Our officers are expected to comply with these requirements within five years of their appointment as an executive officer. The Compensation Committee evaluates compliance with these guidelines in connection with making its compensation decisions and recommendations at its regularly scheduled third quarter meeting. Compliance is measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2025, all our executive officers who had been executive officers of Watts for five or more years other than Mr. Patel were in compliance with our stock ownership guidelines. For information on the Company’s policy prohibiting hedging, please see “Restrictions on Hedging, Pledging and Other Transactions” above.

Impact of Regulatory Requirements
The financial reporting and income tax consequences of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation paid to our executive officers. The Compensation Committee considers the tax and accounting consequences of utilizing various forms of compensation. However, the Compensation Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy regarding financial reporting and income tax consequences of our executive compensation programs.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
The Compensation Committee:
Louise K. Goeser, Chairperson
Michael J. Dubose
David A. Dunbar
Suzanne L. Stefany

EXECUTIVE COMPENSATION
Compensation Summary
The following table contains information with respect to the compensation of our named executive officers for the fiscal years ended December 31, 2025, 2024 and 2023.
2025 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert J. Pagano, Jr. Chief Executive Officer, President & Chairperson of the Board	2025	1,173,000	6,450,421	2,709,000	90,896	10,423,317
	2024	1,081,500	5,848,188	2,036,580	86,939	9,053,207
	2023	1,039,775	4,382,012	2,031,645	83,963	7,537,395
Diane McClintock Chief Financial Officer	2025	334,370	711,019	306,650	31,822	1,383,861
Ryan Lada Former Chief Financial Officer	2025	170,035	499,860	—	10,354	680,249
Shashank Patel Former Chief Financial Officer	2025	482,182	—	600,460	48,036	1,130,678
	2024	542,500	958,924	615,450	63,803	2,180,677
	2023	515,000	725,468	640,280	60,990	1,941,738
Andre Dhawan Chief Operating Officer	2025	605,375	1,054,156	769,400	60,532	2,489,463
	2024	584,125	1,028,546	612,070	64,400	2,289,141
	2023	562,375	232,242	647,710	98,435	1,540,762
Elie A. Melhem President, Asia-Pacific, the Middle East & Africa	2025	502,025	827,388	400,430	292,221(5)	2,022,064
	2024	484,500	812,932	408,970	284,323	1,990,725
	2023	465,875	752,322	455,090	248,535	1,921,822
Kenneth R. Lepage General Counsel, Chief Compliance Officer, Chief Sustainability Officer & Secretary	2025	493,825	736,812	531,980	60,890	1,823,507
	2024	476,675	804,981	427,970	59,351	1,768,977
	2023	458,350	748,574	488,440	57,466	1,752,830

(1)
The amounts shown in this column reflect the grant date fair value of performance stock units and deferred stock awards under our 2004 Stock Incentive Plan and the grant date fair value of the discount on the restricted stock units purchased under our Management Stock Purchase Plan determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 15 to our audited consolidated financial statements for the year ended December 31, 2025 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2026, except that the fair value of the discount attributable to each restricted stock unit purchased under the Management Stock Purchase Plan on March 13, 2026 was estimated on the date of grant using the Black-Scholes-Merton Model based on the following weighted average assumptions:

Expected life:	3 years
Expected stock price volatility:	25.7%
Expected dividend yield:	0.8%
Risk-free interest rate:	3.7%
The risk-free interest rate is based on the U.S. treasury yield curve at the time of grant for the expected life of the restricted stock unit. The expected life, which is defined as the estimated period of time outstanding, of the restricted stock unit and the volatility were calculated using historical data. The expected dividend yield is our best estimate of the expected future dividend yield. Based on these assumptions, the weighted average grant date fair value of the discount on a restricted stock unit purchased on March 13, 2026 was $93.26. The grant date fair values of the performance stock units and deferred stock awards granted to each of our named executive officers during 2025 and the grant date fair value of the discount on the restricted stock units purchased by each of our named executive officers on March 13, 2026 were as follows:
	Grant Date Fair Value of Performance Stock Units ($)	Grant Date Fair Value of Deferred Stock Awards ($)	Grant Date Fair Value of Discount on Restricted Stock Units ($)	Total ($)
Robert J. Pagano, Jr.	2,960,119	2,960,119	530,183	6,450,421
Diane McClintock	78,914	572,232	59,873	711,019
Ryan Lada	—	499,860	—	499,860
Shashank Patel	—	—	—	—
Andre Dhawan	527,078	527,078	—	1,054,156
Elie A. Melhem	374,525	374,525	78,338	827,388
Kenneth R. Lepage	368,406	368,406	—	736,812

(2)
The grant date fair value of the performance stock units included in this column is the fair value of the target number of performance stock units granted to each named executive officer, which we consider to be the probable outcome of the performance conditions as of the grant date. The following table shows for each named executive officer the grant date fair value of the target number of performance stock units granted to each such officer during 2025 that is included in the Summary Compensation Table and the grant date fair value of each such performance stock unit award assuming maximum achievement of the performance conditions.

	Target Number of Performance Stock Units	Grant Date Fair Value of Target Number of Performance Stock Units ($)	Maximum Number of Performance Stock Units	Grant Date Fair Value of Maximum Number of Performance Stock Units ($)
Robert J. Pagano, Jr.	14,029	2,960,119	28,058	5,920,238
Diane McClintock	374	78,914	748	157,828
Ryan Lada	—	—	—	—
Shashank Patel	—	—	—	—
Andre Dhawan	2,498	527,078	4,996	1,054,156
Elie A. Melhem	1,775	374,525	3,550	749,050
Kenneth R. Lepage	1,746	368,406	3,492	736,812

(3)
The amounts shown in this column reflect amounts earned under our Executive Officer Incentive Bonus Plan for 2025 by each named executive officer. Each of our named executive officers may elect to use a portion of his annual performance bonus under the Executive Officer Incentive Bonus Plan to purchase restricted stock units under our Management Stock Purchase Plan. The number of restricted stock units purchased by each named executive officer are as follows:

	Year	Percentage of Annual Bonus Used to Purchase Restricted Stock Units	Total Amount of Bonus	Amount of Bonus Used to Purchase Restricted Stock Units	Number of Restricted Stock Units Purchased
Robert J. Pagano, Jr.	2025	50%	$2,709,000	$1,354,394	5,685
	2024	50%	$2,036,580	$1,018,202	6,032
	2023	50%	$2,031,645	$1,015,780	6,223
Diane McClintock	2025	50%	$306,650	$152,950	642
Ryan Lada	2025	—	—	—	—
Shashank Patel	2025	—	$600,460	—	—
	2024	—	$615,450	—	—
	2023	—	$640,280	—	—
Andre Dhawan	2025	—	$769,400	—	—
	2024	—	$612,070	—	—
	2023	—	$647,710	—	—
Elie A. Melhem	2025	50%	$400,430	$200,122	840
	2024	50%	$408,970	$204,417	1,211
	2023	50%	$455,090	$227,543	1,394
Kenneth R. Lepage	2025	—	$531,980	—	—
	2024	50%	$427,970	$213,870	1,267
	2023	50%	$488,440	$244,192	1,496
The purchase price for restricted stock units under our Management Stock Purchase Plan is equal to 80% of the closing price of our class A common stock on the day on which the restricted stock units are awarded. The grant date fair value of the 20% discount on the restricted stock units purchased by each named executive officer has been included under the Stock Awards column as additional compensation to the named executive officer for each such year. The restricted stock units vest one-third each year beginning on the first anniversary of the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends equivalent to those paid on our class A common stock will be credited to the named executive officer’s account for non-vested restricted stock units and will be paid in cash to the named executive officer when such restricted stock units become vested. Dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period. The number of restricted stock units purchased with 2025 performance bonuses was determined by dividing the dollar amount of the bonus used to purchase the restricted stock units by $238.24, which was the discounted closing price of our class A common stock on the grant date, March 13, 2026. The number of restricted stock units purchased with 2024 and 2023 performance bonuses was determined by dividing the dollar amount of the bonus used to purchase the restricted stock units by $168.80 for 2024, which was the discounted closing price of our class A common stock on the grant date, March 14, 2025; and by $163.23 for 2023, which was the discounted closing price of our class A common stock on the grant date, March 15, 2024.

(4)
The amounts shown in the “All Other Compensation” column for 2025 include the following:

	Robert J. Pagano, Jr. ($)	Diane McClintock ($)	Ryan Lada ($)	Shashank Patel ($)	Andre Dhawan ($)	Elie A. Melhem ($)	Kenneth R. Lepage ($)
Car allowance	24,000	10,500	4,083	11,083	14,000	—	14,000
Financial planning allowance(a)	15,875	—	4,958	15,875	15,875	1,500	15,875
Company contribution to 401(k) plan	21,000	21,000	1,313	7,000	21,000	11,077	21,000
Supplemental disability insurance premium	24,516	322	—	8,573	9,657	8,261	4,510
Executive physical	5,505	—	—	5,505	—	—	5,505
Payments related to expatriate assignment(b)	—	—	—	—	—	271,383	—
Total All Other Compensation	90,896	31,822	10,354	48,036	60,532	292,221	60,890

(a)
All executive officers are eligible for an annual financial planning allowance up to $15,875.

(b)
Mr. Melhem was a U.S. expatriate in 2025 with his international assignment based in China and we provided him with customary expatriate benefits to address the unique circumstances arising from living and working abroad. These benefits included $107,175 for housing expenses, $51,325 for school tuition for his child, $32,969 in Medicare gross-up payments, and $79,914 for use of a car and driver. Amounts paid to Mr. Melhem in Chinese yuan are converted into U.S. dollars using an average interbank conversion rate of 0.1429 U.S. dollars for one Chinese yuan as of December 31, 2025.

(5)
The Company has entered into a tax equalization arrangement with Mr. Melhem, the purpose of which is to ensure that Mr. Melhem pays no more or less income taxes as a result of his international assignment than he would if he lived and worked in the United States. Pursuant to this arrangement, if Mr. Melhem’s tax burden is higher as a result of his living and working in China than it would have been in the United States then the Company pays the excess, whereas if Mr. Melhem’s tax burden is lower, then Mr. Melhem pays the difference to the Company. This tax equalization arrangement resulted in Mr. Melhem owing the Company $164,403 during 2025 for the 2024 tax year, which repayment is not reflected in the Summary Compensation Table.

Grants of Plan-Based Awards
The following table shows information concerning grants of plan-based awards made to the named executive officers during 2025.
2025 GRANTS OF PLAN-BASED AWARDS
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Pagano, Jr.	EIBP	—	750,000	1,500,000	3,000,000	—	—	—	—	—
	DSA	3/14/25	—	—	—	—	—	—	14,029	2,960,119
	PSU	3/14/25	—	—	—	8,417	14,029	28,058	—	2,960,119
Diane McClintock	EIBP(5)	—	22,171	44,342	88,684	—	—	—	—	—
	MIBP(6)	—	61,728	123,455	246,910	—	—	—	—	—
	DSA	3/14/25	—	—	—	—	—	—	374	78,914
	DSA	3/14/25	—	—	—	—	—	—	2,338	493,318
	PSU	3/14/25	—	—	—	224	374	748	—	78,914
Ryan Lada	EIBP(7)	—	112,731	225,462	450,925	—	—	—	—	—
	DSA	7/28/25	—	—	—	—	—	—	1,982	499,860
	PSU	—	—	—	—	—	—	—	—	—
Shashank Patel	EIBP(8)	—	159,432	318,863	637,726	—	—	—	—	—
	EIBP(9)	—	6,810	13,620	27,240	—	—	—	—	—
	DSA	—	—	—	—	—	—	—	—	—
	PSU	—	—	—	—	—	—	—	—	—
Andre Dhawan	EIBP	—	213,675	427,350	854,700	—	—	—	—	—
	DSA	3/14/25	—	—	—	—	—	—	2,498	527,078
	PSU	3/14/25	—	—	—	1,498	2,498	4,996	—	527,078
Elie A. Melhem	EIBP	—	139,233	278,465	556,930	—	—	—	—	—
	DSA	3/14/25	—	—	—	—	—	—	1,775	374,525
	PSU	3/14/25	—	—	—	1,065	1,775	3,550	—	374,525
Kenneth R. Lepage	EIBP	—	149,400	298,800	597,600	—	—	—	—	—
	DSA	3/14/25	—	—	—	—	—	—	1,746	368,406
	PSU	3/14/25	—	—	—	1,047	1,746	3,492	—	368,406

(1)
Type of award:

EIBP:
Annual cash bonus award under our Executive Officer Incentive Bonus Plan

MIBP:
Annual cash bonus award under our Management Incentive Bonus Plan

DSA:
Deferred Stock Award under our 2004 Stock Incentive Plan

PSU:
Performance Stock Unit award under our 2004 Stock Incentive Plan

(2)
The amounts in these columns indicate the threshold, target and maximum performance bonus amounts payable under our Executive Officer Incentive Bonus Plan or Management Incentive Bonus Plan prior to deducting any amounts the named executive officer elected to use to purchase restricted stock units under the Management Stock Purchase Plan. Each of our current named executive officers, except for Mr. Dhawan and Mr. Lepage, elected to use a portion of his or her 2025 performance bonus to purchase restricted stock units under our Management Stock Purchase Plan. See footnote (3) to the “Summary Compensation Table” for a description of the actual amount of performance bonus earned by each of the named executive officers for 2025, the amount of each named executive officer’s bonus that was used to purchase restricted stock units under the Management Stock Purchase Plan and the number of restricted stock units purchased. The potential performance bonus amounts payable under the Executive Officer Incentive Bonus Plan or Management Incentive Bonus Plan are based on the achievement of specific financial performance metrics and the achievement of individual strategic goals. The named executive officers would receive a bonus payout equal to 50% of their target bonus at the threshold level of performance and 200% of their target bonus at the maximum level of performance. If none of the threshold performance metrics are met, no performance bonus would be payable to the named executive officers.

(3)
The amounts in these columns indicate the threshold, target and maximum number of shares that the named executive officer could receive if an award payout is achieved under the Company’s performance stock unit awards. These potential share amounts are based on achievement of specific performance metrics. The named executive officer would receive 60% of the target number of shares at the threshold level of performance and 200% of the target number of shares at the maximum level of performance. If none of the threshold performance targets are met, then our named executive officers will not receive any shares.

(4)
The amounts shown in these columns represent the grant date fair value of each equity award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the performance stock unit awards, the amounts shown assume that the target level of performance would be achieved with respect to the performance metrics, which we consider to be the probable outcome of the performance conditions as of the grant date. These are the amounts reflected in the “Summary Compensation Table.”

(5)
Ms. McClintock’s bonus award under the Executive Officer Incentive Bonus Plan was pro-rated based on her target bonus percentage of 70% and base salary at an annualized rate of $515,000 in her role as Chief Financial Officer after November 15, 2025.

(6)
Ms. McClintock’s bonus award under the Management Incentive Bonus Plan was pro-rated based on her target bonus percentage of 45% and base salary at an annualized rate of $312,822 in her role as Senior Vice President of Investor Relations and FP&A prior to November 15, 2025.

(7)
Mr. Lada’s bonus award was pro-rated based on his start date of July 28, 2025 and based on his target bonus percentage of 75% and base salary at an annualized rate of $525,000. Mr. Lada did not receive a bonus payment for 2025 since he left the Company prior to the date the 2025 bonuses were paid.

(8)
This bonus award was pro-rated based on Mr. Patel’s target bonus percentage of 75% and base salary at an annualized rate of $550,000 prior to October 10, 2025.

(9)
This bonus award was pro-rated based on Mr. Patel’s target bonus percentage of 25% and base salary at an annualized rate of $240,000 after October 10, 2025.

Outstanding Equity Awards at Fiscal Year-End
The following table shows information regarding unvested performance stock units, deferred stock awards and restricted stock units held by the named executive officers as of December 31, 2025.
2025 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert J. Pagano, Jr.	3/13/23	4,035(3)	1,113,741	—	—
	3/14/24	8,961(3)	2,473,415	—	—
	3/14/25	14,029(3)	3,872,285	—	—
	3/15/23	2,591(4)	715,168	—	—
	3/15/24	4,149(4)	1,145,207	—	—
	3/14/25	6,032(4)	1,664,953	—	—
	3/13/23	18,032(5)	4,977,193	—	—
	3/14/24	—	—	26,880(6)	7,419,418
	3/14/25	—	—	28,058(7)	7,744,569
Diane McClintock	3/13/23	152(3)	41,955	—	—
	3/14/24	329(3)	90,811	—	—
	3/14/25	374(3)	103,231	—	—
	3/14/25	2,338(3)(8)	645,335	—	—
	3/15/23	286(4)	78,942	—	—
	3/15/24	480(4)	132,490	—	—
	3/14/25	620(4)	171,132	—	—
	3/13/23	678(5)	187,142	—	—
	3/14/24	—	—	984(6)	271,604
	3/14/25	—	—	748(7)	206,463
Ryan Lada(9)	—	—	—	—	—
Shashank Patel(10)	3/13/23	741(3)	204,531	—	—
	3/14/24	1,580(3)	436,112	—	—
	3/13/23	3,309(5)	913,350	—	—
	3/14/24	—	—	4,738(6)	1,307,783
Andre Dhawan	3/13/23	238(3)	65,693	—	—
	3/14/24	1,695(3)	467,854
	3/14/25	2,498(3)	689,498
	3/13/23	1,059(5)	292,305	—	—
	3/14/24	—	—	5,082(6)	1,402,734
	3/14/25	—	—	4,996(7)	1,378,996
Elie A. Melhem	3/13/23	670(3)	184,933	—	—
	3/14/24	1,205(3)	332,604	—	—
	3/14/25	1,775(3)	489,936	—	—
	3/15/23	581(4)	160,368	—	—
	3/15/24	930(4)	256,699	—	—
	3/14/25	1,211(4)	334,260	—	—
	3/13/23	2,993(5)	826,128	—	—
	3/14/24	—	—	3,612(6)	996,984
	3/14/25	—	—	3,550(7)	979,871
Kenneth R. Lepage	3/13/23	659(3)	181,897	—	—
	3/14/24	1,185(3)	327,084	—	—
	3/14/25	1,746(3)	481,931	—	—
	3/15/23	623(4)	171,960	—	—
	3/15/24	998(4)	275,468	—	—
	3/14/25	1,267(4)	349,717	—	—
	3/13/23	2,944(5)	812,603	—	—
	3/14/24	—	—	3,554(6)	980,975
	3/14/25	—	—	3,492(7)	963,862

(1)
Except as otherwise indicated, the restricted stock units and deferred stock awards listed in this column vest annually at a rate of 33 1∕3% per year from the date of grant, and performance stock units vest upon the completion of a three-year performance period beginning January 1st of the grant year.

(2)
In accordance with SEC rules, the market value of unvested deferred stock awards, restricted stock units and performance stock units is determined by multiplying the number of such shares and units by $276.02, the closing market price of our class A common stock on December 31, 2025.

(3)
Consists of deferred stock awards under our 2004 Stock Incentive Plan.

(4)
Consists of restricted stock units purchased under our Management Stock Purchase Plan.

(5)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan for which the performance period ended on December 31, 2025. The number of performance stock units shown for the named executive officer is the actual number of shares that were earned by the named executive officer. These performance stock units were earned at 149% of target and settled in February 2026.

(6)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan for which the performance period will end on December 31, 2026. In accordance with SEC rules, since these performance stock units were tracking above the target level of performance as of December 31, 2025, the number of performance stock units shown for the named executive officer is the number of shares that would be earned at the maximum level of performance, which is 200% of the target number of shares awarded.

(7)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan for which the performance period will end on December 31, 2027. In accordance with SEC rules, since these performance stock units were tracking above the target level of performance as of December 31, 2025, the number of performance stock units shown for the named executive officer is the number of shares that would be earned at the maximum level of performance, which is 200% of the target number of shares awarded.

(8)
These shares of deferred stock granted to Ms. McClintock will vest as follows: 50% (or 1,169 shares) will vest on March 14, 2027, 30% (or 701 shares) will vest on March 14, 2028, and 20% (or 468 shares) will vest on March 14, 2029.

(9)
Mr. Lada forfeited his outstanding equity award upon his resignation on November 14, 2025.

(10)
Mr. Patel’s performance stock unit award for which the performance period ended on December 31, 2025 vested in accordance with the terms of the grant agreement because he remained employed with the Company through the last day of the performance period. Mr. Patel forfeited his other outstanding equity awards that remained unvested upon his retirement on December 31, 2025.

Option Exercises and Stock Vested
The following table shows amounts received by the named executive officers upon vesting of performance stock units, deferred stock and restricted stock units during 2025. We do not currently use stock options to compensate our directors, officers or employees, and none of our named executive officers held or exercised any options during 2025.
2025 OPTION EXERCISES AND STOCK VESTED
	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert J. Pagano, Jr.	38,398	8,257,696(3)
Diane McClintock	1,956	349,606(4)
Ryan Lada	—	—
Shashank Patel	5,706	1,418,293
Andre Dhawan	3,156	737,309
Elie A. Melhem	6,789	1,400,087(5)
Kenneth R. Lepage	6,816	1,388,100(6)

(1)
Reflects (i) shares of class A common stock underlying restricted stock units purchased under the Management Stock Purchase Plan, (ii) shares of deferred stock awarded under the 2004 Stock Incentive Plan, and (iii) the number of shares earned under the performance stock units granted on March 13, 2023, the performance period for which ended on December 31, 2025.

(2)
The value realized on vesting of deferred stock awards was determined by multiplying the number of shares that vested by the closing market price of our class A common stock on the vesting date. The value realized on vesting of restricted stock units purchased under the Management Stock Purchase Plan represents the difference between the purchase price paid by the named executive officer for the vesting shares and the closing market price of our class A common stock on the vesting date. The value of performance stock units was determined by multiplying the number of shares earned by $276.02, the closing market price of our class A common stock on December 31, 2025, which was the last trading day of the performance period.

(3)
Pursuant to the Management Stock Purchase Plan, Mr. Pagano elected to defer receipt of shares issuable upon settlement of restricted stock units representing $216,809 of the value recognized on vesting until March 15, 2026 and $105,256 of the value recognized on vesting until March 15, 2027.

(4)
Pursuant to the Management Stock Purchase Plan, Ms. McClintock elected to defer receipt of shares issuable upon settlement of restricted stock units representing $23,941 of the value recognized on vesting until March 15, 2026 and $12,180 of the value recognized on vesting until March 15, 2027.

(5)
Pursuant to the Management Stock Purchase Plan, Mr. Melhem elected to defer receipt of shares issuable upon settlement of restricted stock units representing $48,552 of the value recognized on vesting until March 15, 2026 and $23,548 of the value recognized on vesting until March 15, 2027.

(6)
Pursuant to the Management Stock Purchase Plan, Mr. Lepage elected to defer receipt of shares issuable upon settlement of restricted stock units representing $52,151 of the value recognized on vesting until March 15, 2026 and $25,274 of the value recognized on vesting until March 15, 2027.

Nonqualified Deferred Compensation
Under our Management Stock Purchase Plan, executives may elect to purchase restricted stock units, which vest one-third each year beginning on the first anniversary of the date of grant. However, shares are not delivered in settlement of the restricted stock units until the end of the deferral period selected by the named executive officer. Once vested, the restricted stock units constitute deferred compensation and are reported in the table below as contributions by the named executive officer. Restricted stock units that vested prior to 2025 and were issued at the end of their deferral period during 2025 are listed in the table as distributions of deferred compensation.
Prior to 2012, we maintained a Nonqualified Deferred Compensation Plan that was available to all our employees whose annual compensation was greater than $90,000. Of the named executive officers, only Ms. McClintock and Mr. Lepage have deferred compensation under the Nonqualified Deferred Compensation Plan. Under the Nonqualified Deferred Compensation Plan, participants were allowed to defer up to 100% of base salary and bonus. Participant deferrals earn returns based on the participant’s selection from a list of investments that are generally the same as those provided in our 401(k) plan. The allocation of investments may be changed once each year. We did not make any matching contributions under the Nonqualified Deferred Compensation Plan.
Generally, account balances under the Nonqualified Deferred Compensation Plan may be paid at the earliest of termination of employment, normal retirement, early retirement, or becoming disabled as a lump sum or systematic installments over ten years. Account balances may be distributed prior to termination of employment only in the event of a financial hardship due to an unforeseeable emergency, but not in excess of the amount needed to meet the hardship. Distributions from the Nonqualified Deferred Compensation Plan to our named executive officers cannot be made until at least six months after termination of employment. Neither Mr. Lepage nor Ms. McClintock received any distributions, or made any withdrawals, from the Nonqualified Deferred Compensation Plan during 2025.
Beginning in 2019, the award agreements for our deferred stock awards and performance stock unit awards under our 2004 Stock Incentive Plan provide that an employee who retires from the Company after attaining age 55 and 10 years of service and who meets certain other requirements, including non-competition and non-solicitation requirements, will be allowed to continue to vest in his or her deferred stock awards for the duration of the vesting periods and will be entitled to receive a pro rata portion of his or her performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned. Beginning in 2022, a provision was added to the award agreements that requires the employee to remain employed through the last working day of the grant year for the grant to be eligible for retirement vesting. Of our named executive officers, Mr. Pagano, Ms. McClintock, Mr. Melhem and Mr. Lepage are currently eligible for this retirement benefit.

2025 NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name(1)	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert J. Pagano, Jr.	SIP	3,894,170(3)	—	1,066,917(4)	2,689,794(5)	7,529,764(6)
	MSPP	998,003(7)	—	585,274(8)	1,368,991(9)	2,003,123(10)
Diane McClintock	NDCP	—	—	5,988	—	36,436
	SIP	103,815(11)	—	39,474(4)	99,494(5)	238,377(12)
	MSPP	112,553(7)	—	64,016(8)	126,596(9)	228,019(10)
Ryan Lada	MSPP	—	—	—	—	—
Shashank Patel	MSPP	—	—	—	—	—
Andre Dhawan	MSPP	—	—	—	—	—
Elie A. Melhem	SIP	492,705(13)	—	156,047(4)	439,641(5)	1,017,357(14)
	MSPP	223,395(7)	—	130,828(8)	306,692(9)	448,235(10)
Kenneth R. Lepage	NDCP	—	—	137,700	—	801,940
	SIP	953,404(15)	—	47,228(4)	—(5)	1,000,632(16)
	MSPP	239,872(7)	—	140,013(8)	321,169(9)	481,377(10)

(1)
“MSPP” refers to our Management Stock Purchase Plan, “SIP” refers to our 2004 Stock Incentive Plan and “NDCP” refers to our Nonqualified Deferred Compensation Plan.

(2)
These amounts do not represent above-market earnings and thus are not reported in the 2025 Summary Compensation Table.

(3)
Represents the value of deferred stock and related dividend equivalents that became eligible for continued vesting upon retirement during 2025 based on the fair market value of our class A common stock on the date the grant became retirement-vesting eligible. The amount that is reported as compensation for Mr. Pagano in the Summary Compensation Table for 2025 with respect to such deferred stock is $2,960,119.

(4)
Represents the change in the value of deferred stock that was retirement-vesting eligible in 2025 based on (a) for deferred stock that vested and was settled during 2025, the fair market value of our class A common stock as of the settlement date or (b) for deferred stock that remained unvested and unsettled as of December 31, 2025, the fair market value of our class A common stock on December 31, 2025, and (c) in either of (a) or (b), any increase in the value of dividend equivalents accrued on such deferred stock.

(5)
Represents the value of deferred stock that was eligible for continued vesting in the event of the named executive officer’s retirement in 2025 and that vested and was settled in 2025, based on the fair market value of our class A common stock on the settlement date and the value of the dividend equivalents paid out on such settlement.

(6)
Represents the value of deferred stock that was eligible for continued vesting upon retirement as of December 31, 2025 but not yet settled based on the closing price of $276.02 on December 31, 2025, together with the value of dividend equivalents accrued on such deferred stock as of December 31, 2025. The amount that was previously reported as compensation for Mr. Pagano in the Summary Compensation Table in years prior to 2025 with respect to such deferred stock was $2,472,613.

(7)
Based on the fair market value of our class A common stock on the vesting date of restricted stock units, the settlement of which has been deferred beyond 2025.

(8)
Represents the change in the value of vested restricted stock units during 2025 based on (a) for restricted stock units that were not settled in 2025, the closing price of our class A common stock of $276.02 on December 31, 2025, or (b) for restricted stock units that were settled in 2025, the date of settlement, and (c) in either of (a) or (b), the value of dividend equivalents accrued on vested restricted stock units during 2025.

(9)
Represents the value of restricted stock units that vested in years prior to 2025 and settled in 2025, based on the closing price of our class A common stock on the date of delivery of shares upon settlement of restricted stock units and the value of dividend equivalents paid on vested restricted stock units during 2025.

(10)
Represents the value of restricted stock units that were vested as of December 31, 2025 but not yet settled based on the closing price of our class A common stock of $276.02 on December 31, 2025. The amounts that were previously reported as compensation for each named executive officer in the Summary Compensation Table in years prior to 2025 with respect to such restricted stock units are as follows: Mr. Pagano: $1,266,690; Mr. Melhem: $283,569; and Mr. Lepage: $304,511. Since Ms. McClintock was not a named executive officer prior to 2025, no amounts were previously reported as compensation for Ms. McClintock in the Summary Compensation Table in years prior to 2025 with respect to such restricted stock units.

(11)
Represents the value of deferred stock and related dividend equivalents that became eligible for continued vesting upon retirement during 2025 based on the fair market value of our class A common stock on the date the grant became retirement-vesting eligible. The amount that is reported as compensation for Ms. McClintock in the Summary Compensation Table for 2025 with respect to such deferred stock is $78,914.

(12)
Represents the value of deferred stock that was eligible for continued vesting upon retirement as of December 31, 2025 but not yet settled based on the closing price of $276.02 on December 31, 2025, together with the value of dividend equivalents accrued on such deferred stock as of December 31, 2025. Since Ms. McClintock was not a named executive officer prior to 2025, no amounts were previously reported as compensation for Ms. McClintock in the Summary Compensation Table in years prior to 2025 with respect to such deferred stock.

(13)
Represents the value of deferred stock and related dividend equivalents that became eligible for continued vesting upon retirement during 2025 based on the fair market value of our class A common stock on the date the grant became retirement-vesting eligible. The amount that is reported as compensation for Mr. Melhem in the Summary Compensation Table for 2025 with respect to such deferred stock is $374,525.

(14)
Represents the value of deferred stock that was eligible for continued vesting upon retirement as of December 31, 2025 but not yet settled based on the closing price of $276.02 on December 31, 2025, together with the value of dividend equivalents accrued on such deferred stock as of December 31, 2025. The amount that was previously reported as compensation for Mr. Melhem in the Summary Compensation Table in years prior to 2025 with respect to such deferred stock was $353,304.

(15)
Represents the value of deferred stock and related dividend equivalents that became eligible for continued vesting upon retirement during 2025 based on the fair market value of our class A common stock on the date the grant became retirement-vesting eligible. The amount that is reported as compensation for Mr. Lepage in the Summary Compensation Table for 2025 with respect to such deferred stock is $368,406.

(16)
Represents the value of deferred stock that was eligible for continued vesting upon retirement as of December 31, 2025 but not yet settled based on the closing price of $276.02 on December 31, 2025, together with the value of dividend equivalents accrued on such deferred stock as of December 31, 2025. The amount that was previously reported as compensation for Mr. Lepage in the Summary Compensation Table in years prior to 2025 with respect to such deferred stock was $347,460.

Potential Payments Upon Termination or Change in Control
Executive Severance Plan
Our Executive Severance Plan covers all our named executive officers who were serving as executive officers as of December 31, 2025. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive a lump sum amount equal to (i) twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.
If a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive a lump sum amount equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer’s annual base salary and target annual bonus immediately prior to the change in control (less any payments previously received under the Executive Severance Plan).

The following table sets forth the amounts of cash severance that would have been due to each of our named executive officers under the Executive Severance Plan in the event the named executive officer’s employment with the Company terminated as of December 31, 2025.
Name	Resignation or Retirement	Involuntary Termination Without Cause ($)	Involuntary Termination With Cause	Involuntary Termination Without Cause or Resignation for Good Reason Within 24 Months Following a Change in Control ($)	Involuntary Termination Without Cause Within Six Months Preceding a Change in Control ($)
Robert J. Pagano, Jr.	—	2,427,420	—	5,454,840	5,454,840
Diane McClintock	—	515,000	—	1,751,000	1,751,000
Ryan Lada	—	—	—	—	—
Shashank Patel	—	—	—	—	—
Andre Dhawan	—	637,920	—	2,130,540	2,130,540
Elie A. Melhem	—	548,072	—	1,653,074	1,653,074
Kenneth R. Lepage	—	498,000	—	1,593,600	1,593,600
In addition, under the Executive Severance Plan, if a participant is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such participant would be entitled to full accelerated vesting and, as applicable, exercisability of unvested equity or equity-based awards of the Company that are not subject to performance vesting conditions and, for awards that are subject to performance vesting conditions, accelerated vesting and, as applicable, exercisability at the greater of target or the level that would apply based on actual performance calculated as if the final day of the Company’s last completed fiscal quarter prior to the date of the employment termination were the final day of the applicable performance period. The total number of unvested shares of deferred stock awards, performance stock units and restricted stock units that would vest and the value of such acceleration in the event of such a termination as of December 31, 2025 are the same as those set forth in the table under “Equity Plans” below in the “Change in Control” row.
Mr. Lada and Mr. Patel did not receive any severance payments or benefits in connection with their resignation and retirement, respectively, in 2025.
Equity Plans
Under our 2004 Stock Incentive Plan and the award agreements thereunder, upon the termination of employment of a participant for any reason other than death or disability, all unvested performance stock units and deferred stock awards immediately terminate. If a participant’s employment is terminated by reason of death or disability, all deferred stock awards immediately vest in full. For performance stock units, if a participant’s employment is terminated due to death or disability during the last twelve months of the performance period, the participant will receive the number of shares actually earned and vested at the end of the performance period as if the participant had not terminated employment. If the participant’s employment is terminated due to death or disability within the first twenty-four months of the performance period, the participant will receive the target number of shares pro-rated based on the portion of the performance period during which the participant was employed.
In addition, the award agreements for our deferred stock awards and performance stock unit awards provide that an employee who retires from the Company after attaining age 55 and 10 years of service and who meets certain other requirements, including non-competition and non-solicitation requirements, will be allowed to continue to vest in his or her deferred stock awards for the duration of the vesting periods and will be entitled to receive a pro rata portion of his or her performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned. Beginning in 2022, a provision was added to the award agreements that requires the employee to remain employed through the last working day of the grant year for the grant to be eligible for retirement vesting. Of our named executive officers, Mr. Pagano, Ms. McClintock, Mr. Melhem and Mr. Lepage are currently eligible for this retirement benefit, as described in more detail in the Nonqualified Deferred Compensation Table above.
Under our Management Stock Purchase Plan, upon the termination of employment of a participant for any reason, including death or disability, all vested restricted stock units will be exchanged for shares of class A common stock and the participant will receive a cash payment equal to the lesser of (i) the original purchase price paid for the unvested restricted stock units plus interest, or (ii) an amount equal to the number of unvested restricted stock units multiplied by the fair market value of our class A common stock on the termination date.
Our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested deferred stock awards, performance stock units and restricted stock units will become fully vested. The table below sets forth the number of unvested shares of deferred stock awards, performance stock units and restricted stock units that would vest and the value of such acceleration in the event of certain terminations or a change in control as of December 31, 2025.

Name & Event	Number of Shares of Unvested Deferred Stock Awards Accelerated (#)	Value of Unvested Deferred Stock Awards Accelerated ($)(1)	Number of Shares Underlying Unvested Performance Stock Units Accelerated (#)	Value of Unvested Performance Stock Units Accelerated ($)(1)	Number of Shares Underlying Unvested Restricted Stock Units Accelerated (#)	Value of Unvested Restricted Stock Units Accelerated ($)(2)
Robert J. Pagano, Jr.
➢ Change in Control:	27,025	7,459,441	59,235(3)	16,350,045	12,772	1,492,355
➢ Termination due to Death or Disability:	27,025	7,459,441	31,668(4)	8,741,001	—	—
➢ Termination due to Retirement(5):	27,025	7,459,441	31,668	8,741,001	—	—
Diane McClintock
➢ Change in Control:	3,193	881,332	1,977(3)	545,692	1,386	162,300
➢ Termination due to Death or Disability:	3,193	881,332	1,130(4)	311,903	—	—
➢ Termination due to Retirement(5)(6):	855	235,997	1,130	311,903	—	—
Ryan Lada
➢ Change in Control:	—	—	—	—	—	—
➢ Termination due to Death or Disability:	—	—	—	—	—	—
➢ Termination due to Retirement:	—	—	—	—	—	—
Shashank Patel
➢ Change in Control:	2,321	640,642	6,683(3)	1,894,325	—	—
➢ Termination due to Death or Disability:	2,321	640,642	4,888(4)	1,349,186	—	—
➢ Termination due to Retirement:	—	—	—	—	—	—
Andre Dhawan
➢ Change in Control:	4,431	1,223,045	8,617(3)	2,378,464	—	—
➢ Termination due to Death or Disability:	4,431	1,223,045	3,585(4)	989,532	—	—
➢ Termination due to Retirement:	—	—	—	—	—	—
Elie A. Melhem
➢ Change in Control:	3,650	1,007,473	8,364(3)	2,308,631	2,722	319.419
➢ Termination due to Death or Disability:	3,650	1,007,473	4,788(4)	1,321,584	—	—
➢ Termination due to Retirement(5):	3,650	1,007,473	4,788	1,321,584	—	—
Kenneth R. Lepage
➢ Change in Control:	3,590	990,912	8,228(3)	2,271,093	2,888	339,214
➢ Termination due to Death or Disability:	3,590	990,912	4,710(4)	1,300,054	—	—
➢ Termination due to Retirement(5):	3,590	990,912	4,710	1,300,054	—	—

(1)
The value of unvested deferred stock awards and performance stock units was calculated by multiplying the number of shares of unvested deferred stock awards or performance stock units by $276.02, the closing market price of our class A common stock on December 31, 2025.

(2)
The value of unvested restricted stock units was calculated by multiplying the number of shares underlying unvested restricted stock units by $276.02, the closing market price of our class A common stock on December 31, 2025, and then deducting the aggregate purchase price paid for these restricted stock units.

(3)
In the event of a change of control during the performance period, the performance stock unit award agreement provides that the participant would receive a number of shares equal to the greater of (i) the target number of performance stock units granted to the participant, or (ii) the number of performance stock units that would be earned based on the Company’s performance determined as if the Company’s last quarter end prior to the change of control was the last day of the performance period. The value of unvested performance stock units in this column was calculated using 150% of the target number of performance stock units granted to the named executive officer in 2025, 150% of the target number of performance stock units granted to the named executive officer in 2024, and the actual number of shares earned under the performance stock units granted to the named executive officer in 2023.

(4)
In the case of death or disability, in accordance with the performance stock unit award agreement, the number of shares in this column reflects the actual number of shares earned for the performance stock units granted in 2023, and for the performance stock units granted in 2024 and 2025 the number of shares reflects the target number of shares pro-rated based on the portion of the performance period during which the participant was employed.

(5)
As of December 31, 2025, Mr. Pagano, Ms. McClintock, Mr. Melhem and Mr. Lepage had met the eligibility requirements for retirement vesting. In the case of retirement, each of Mr. Pagano, Ms. McClintock, Mr. Melhem and Mr. Lepage would continue to vest in their respective deferred stock awards for the duration of the vesting periods, and the numbers shown in the table reflect the number of shares that would continue to vest over such periods. In addition, each of Mr. Pagano, Ms. McClintock, Mr. Melhem and Mr. Lepage would remain eligible to earn a pro-rata portion of their respective performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned based on the Company’s achievement against the performance metrics for the applicable performance period. For Mr. Pagano’s, Ms. McClintock’s, Mr. Melhem’s and Mr. Lepage’s performance stock units, the numbers shown reflect the actual number of shares earned for the performance stock units granted in 2023, and for the performance stock units granted in 2024 and 2025, the numbers shown reflect the target number of shares pro-rated based on the portion of the performance period during which each of Mr. Pagano, Ms. McClintock, Mr. Melhem and Mr. Lepage would have been employed had they retired as of December 31, 2025.

(6)
The special deferred stock award granted to Ms. McClintock in March 2025 is not eligible for retirement vesting.

Pay Versus Performance Disclosure
The following table sets forth information concerning the compensation of our named executive officers for each of the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025, and our financial performance for each such fiscal year:
Pay Versus Performance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of Initial Fixed $100 Investment on December 31, 2020 Based On:
Year	Summary Compensation Table Total for Chief Executive Officer ($)(1)	Compensation Actually Paid to Chief Executive Officer ($)(2)	Average Summary Compensation Table Total for non-CEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to non-CEO Named Executive Officers ($)(4)	Total Stockholder Return (TSR)($)	Peer Group (Russell 2000) Total Stockholder Return (TSR) ($)(5)	Net Income (millions) ($)	Company Selected Performance Measure (ROIC) ($)(6)
2025	10,423,317	20,444,910	1,588,304	2,388,815	235.76	134.40	340.8	26.2%
2024	9,053,207	9,170,044	2,057,380	2,048,423	172.28	119.14	291.2	24.4%
2023	7,537,395	17,117,986	1,789,288	3,166,332	175.13	106.82	262.1	24.3%
2022	7,076,495	4,065,476	1,836,521	1,411,117	121.97	91.35	251.5	22.8%
2021	7,070,685	25,106,690	1,903,300	5,777,567	160.64	114.82	165.7	18.4%

(1)
The amounts in this column reflect the total compensation disclosed in the Summary Compensation Table (“SCT”) of the Proxy Statement covering the applicable fiscal year for Robert J. Pagano, Jr., Chief Executive Officer, President and Chairperson of the Board.

(2)
The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Pagano as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Pagano during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Pagano’s total compensation for 2025 to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid for CEO in 2025(7)(8)(9)
Decrease for Amounts Reported under the “Stock Awards” Column in the SCT for the Applicable Year ($)	6,450,421
Increase for Fair Value of Awards Granted during Applicable Year that Remained Unvested as of Year End, Determined as of the Applicable Year End ($)	7,473,518
Increase for Fair Value of Awards Granted during Applicable Year that Vested during such Year ($)	3,872,285
Increase/Decrease for Change in Fair Value from prior Year End to current Year End of Awards Granted Prior to Applicable Year that Remained Unvested as of Applicable Year End ($)	3,322,344
Increase/Decrease for Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to Applicable Year that Vested during Applicable Year ($)	1,615,695
Increase for Dividend Equivalents Accrued with respect to Unvested Awards during Applicable Year ($)	188,172
Total Adjustments ($)	10,021,593

(3)
The amounts in this column reflect the average total compensation disclosed in the SCT of the Proxy Statement covering the applicable fiscal year for the Company’s named executive officers (other than Mr. Pagano) as a group. The named executive officers included in the calculation of such average amounts in each applicable year are as follows: (i) for 2025, Diane McClintock (Chief Financial Officer), Ryan Lada (Former Chief Financial Officer), Shashank Patel (Former Chief Financial Officer), Andre Dhawan (Chief Operating Officer), Elie A. Melhem (President, Asia-Pacific, the Middle East & Africa) and Kenneth R. Lepage (General Counsel, Chief Sustainability Officer & Secretary); (ii) for 2024, 2023 and 2022, Messrs. Patel, Dhawan, Melhem and Lepage; and (iii) for 2021, Messrs. Patel, Melhem and Lepage and Munish Nanda (President, Americas & Europe).

(4)
The dollar amounts reported in this column represent the average amount of “Compensation Actually Paid” to the Company’s named executive officers (other than Mr. Pagano) as a group as computed in accordance with Item 402(v) of Regulation S-K. The named executive officers for each applicable year are set forth in footnote 3 above. The dollar amounts do not reflect the actual amount of compensation earned by or paid to such officers during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for such officers for 2025 to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid for non-CEO Named Executive Officers in 2025(7)(8)(9)
Decrease for Amounts Reported under the “Stock Awards” Column in the SCT for the Applicable Year ($)	638,206
Increase for Fair Value of Awards Granted during Applicable Year that Remained Unvested as of Year End, Determined as of the Applicable Year End ($)	806,162
Increase for Fair Value of Awards Granted during Applicable Year that Vested during such Year ($)	179,183
Increase/Decrease for Change in Fair Value from prior Year End to current Year End of Awards Granted Prior to Applicable Year that Remained Unvested as of Applicable Year End ($)	414,346
Increase/Decrease for Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to Applicable Year that Vested during Applicable Year ($)	182,217
Increase for Dividend Equivalents Accrued with respect to Unvested Awards during the Applicable Year ($)	18,722
Decrease for Fair Value of Awards Forfeited during Applicable Year ($)	161,913
Total Adjustments ($)	800,511

(5)
For the relevant fiscal year, represents the cumulative TSR of the Russell 2000 Index (the “Peer Group TSR”).

(6)
See “Performance Stock Unit Awards” within the “Elements of Compensation” section of the Compensation Discussion and Analysis for a description of the calculation of ROIC.

(7)
For purposes of the adjustments to determine compensation actually paid, restricted stock units purchased under our Management Stock Purchase Plan are treated as awards granted on the purchase date, and the fair value of such restricted stock units is calculated without deducting the purchase price of such restricted stock units.

(8)
With respect to the value of performance stock units awarded under our 2004 Stock Incentive Plan that remained unvested as of the last day of the applicable fiscal year, the amounts shown are based on the probable outcome of the performance condition as of the last day of such fiscal year, which amounts may differ materially from those disclosed as of the grant date of such awards.

(9)
For purposes of 2025 adjustments to determine compensation actually paid, all unvested shares under Mr. Pagano’s, Mr. Melhem’s and Ms. McClintock’s 2025 deferred stock award are deemed to have vested on December 31, 2025, the date as of which such awards became eligible for retirement vesting under the terms of the grant agreement. Mr. Lepage’s 2023 and 2024 deferred stock awards are deemed to have vested on July 2, 2025, and Mr. Lepage’s 2025 deferred stock award is deemed to have vested on December 31, 2025, the date as of which such awards became eligible for retirement vesting under the terms of the grant agreements.

Tabular List of Company-Selected Financial Measures:
In the Company’s assessment, the following financial measures represent the most important financial performance measures used by the Company for 2025 to link compensation actually paid to our Chief Executive Officer and our other Named Executive Officers to the Company’s performance:
ROIC
Revenue CAGR
Consolidated Net Sales
Consolidated Adjusted Net Income
Consolidated Free Cash Flow
Non-GAAP Financial Measures
ROIC, Revenue CAGR, Consolidated Adjusted Net Income and Consolidated Free Cash Flow represent non-GAAP financial measures. See “Annual Incentives” and “Performance Stock Unit Awards” within the “Elements of Compensation” section of the Compensation Discussion and Analysis for a description of the calculation of these measures.
Relationship Between Pay and Performance
The graphs below compare the compensation actually paid to our Chief Executive Officer and the average of the compensation actually paid to our remaining named executive officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our ROIC, in each case, for the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Robert J. Pagano, Jr., our Chief Executive Officer. For 2025:
•
the median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $54,714; and

•
the annual total compensation of our Chief Executive Officer was $10,423,317

Based on this information, for 2025 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 191 to 1.
As permitted under the SEC rules, to determine our median employee, we used a definition that was not the equivalent of the total compensation reflected in the Summary Compensation Table and instead chose base pay as our measure since our incentive and equity plans do not have broad participation across our employee population. We calculated annual base pay using a reasonable estimate of hours worked during 2025 for hourly employees and upon base pay earned in 2025 for salaried employees. Using the compiled data, we identified the median employee as of December 31, 2025. For our 2025 pay ratio disclosure, we determined the median employee’s total 2025 compensation using the same criteria as in the Summary Compensation Table.

Policies and Practices Relating to the Grant of Stock Options
We do not currently use stock options to compensate our directors, officers or employees.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires certain officers, directors and persons who own more than 10% of our class A common stock to file with the SEC initial reports of ownership and changes in ownership of our stock and provide copies of such forms to us. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during the year ended December 31, 2025, all transactions required by Section 16(a) to be reported by these persons were filed on a timely basis, except that a Form 4 reporting the sale of 7,000 shares of class A common stock indirectly held by Timothy P. Horne was filed late. The shares were held in a trust for the benefit of Tiffany R. Horne, Mr. Horne’s daughter, of which trust Mr. Horne served as co-trustee. The reported transaction occurred on May 28, 2025, and the Form 4 was filed on June 5, 2025.

PROPOSAL 2 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Maintaining good corporate governance is one of our highest priorities, and as part of that commitment we welcome input from our stockholders on our corporate governance and executive compensation practices. One of the methods we use to receive input from our stockholders is, in accordance with Section 14A of the Exchange Act, we ask our stockholders to vote annually to approve a nonbinding, advisory resolution on the compensation of our named executive officers as disclosed in this proxy statement.
We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We encourage you, before voting, to read the Compensation Discussion and Analysis section of this proxy statement and to review all compensation information in light of the information the Compensation Discussion and Analysis section provides about our alignment of pay with performance and our compensation philosophy. We believe our compensation programs reflect a strong pay for performance philosophy and have been effective at incenting the achievement of financial performance goals and the creation of stockholder value. Examples of practices and policies that we have implemented to ensure effective governance of our compensation plans include:
•
Our incentive programs are linked to key financial and non-financial performance metrics, which we believe will help drive long-term stockholder value.

•
Our executives are subject to robust stock ownership guidelines.

•
Our executives are subject to a compensation recovery policy, or “claw back” policy, which provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement.

•
The Compensation Committee has the authority to hire independent counsel and other advisors and consults regularly with an independent external compensation consultant.

•
The Compensation Committee annually conducts a review and assessment of risk as it relates to our compensation policies and practices.

•
Our Insider Trading Compliance Policy prohibits hedging and short sale transactions, and no employee, officer or director may pledge Company securities as collateral.

•
None of our executive officers has an employment agreement with us.

•
We do not provide excise tax gross-ups under any of our change in control severance arrangements.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. However, we value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers, the Compensation Committee will evaluate whether any actions are necessary or advisable to address the concerns of our stockholders. Our Board of Directors has adopted a policy of providing for annual stockholder advisory votes on executive compensation. Unless our board of directors modifies its policy on the frequency of future stockholder votes on executive compensation, the next such advisory vote will be held at the 2027 annual meeting of stockholders.
We believe our compensation program and policies described in this proxy statement are aligned with stockholder interests and are worthy of stockholder support. Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Our Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal 2.
AUDIT COMMITTEE REPORT
The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function. The Audit Committee’s oversight role includes the appointment and evaluation of the Company’s independent registered public accounting firm, oversight of the Company’s systems of internal control over financial reporting, a review of management’s assessment and management of risk, a review of the annual independent audit of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s Code of Business Conduct, the establishment of “whistle-blowing” procedures, and oversight of other compliance matters.
The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2025, with management. The Audit Committee also reviewed and discussed the audited consolidated financial statements, the audit of internal control over financial reporting and the matters required to be discussed with KPMG LLP, the Company’s independent registered public accounting firm, by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee received from KPMG the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with KPMG the matters disclosed in this letter and their independence. The Audit Committee also considered whether KPMG’s provision of tax and other non-audit related services to the Company was compatible with maintaining their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
The Audit Committee:
Merilee Raines, Chairperson
Rebecca J. Boll
Kenneth Napolitano
Joseph W. Reitmeier
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Although Delaware law does not require that the appointment by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the appointment of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee appointed KPMG LLP as our independent registered public accounting firm for 2026, and the Audit Committee and Board recommend that the stockholders ratify such appointment. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its appointment.
We expect that representatives of KPMG will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.
During 2024 and 2025, KPMG provided various audit, audit-related, tax and other non-audit services to us. The Audit Committee has adopted policies and procedures that require the Audit

Committee to pre-approve all audit and non-audit services performed by KPMG in order to ensure that the provision of such services does not impair KPMG’s independence. In 2023, the Audit Committee adopted a new policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage an independent auditor to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by the independent auditor has received general pre-approval by the Audit Committee, it requires specific pre-approval by the Audit Committee.
For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.
In connection with the Pre-Approval Policy, the Audit Committee may annually review and pre-approve any services (and related fee levels or budgeted amounts) that may be provided by the independent auditor without first obtaining specific pre-approval from the Audit Committee or the Chair of the Audit Committee. The Audit Committee may revise the list of such general pre-approved services from time to time, based on subsequent determinations.
The aggregate fees billed for professional services by KPMG in 2024 and 2025 for audit, audit-related, tax and other non-audit services were:
Type of Fees	2024	2025
Audit Fees:	$4,009,826	$4,526,845
Audit-Related Fees:	$298,207	$356,688
Tax Fees:	$154,233	$105,054
All Other Fees:	$54,460	3,560
Total:	$4,516,726	$4,992,147
Audit fees primarily include fees we paid KPMG for professional services for the audit of our consolidated financial statements included in our annual report on Form 10-K, review of consolidated financial statements included in our quarterly reports on Form 10-Q, statutory audits for our foreign subsidiaries, and other services that are normally provided in connection with statutory and regulatory filings or engagements, such as consents. Audit fees for 2024 and 2025 also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees were for a real-time assessment of our implementation of the SAP ERP system and assistance with preparation of statutory financial statements, statutory financial statement tagging, and an extraordinary dividend by a foreign subsidiary. Tax fees include fees for review or preparation of tax returns, advice on indirect taxes and assistance with tax audits. Other non-audit fees include a gap assessment and related services with respect to new ESG regulations.
The Audit Committee and the Board of Directors recommend that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2026.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple stockholders in your household. However, a proxy card or voting instruction form will be delivered for each stockholder in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Corporate Secretary, (978) 688-1811, or you can request a copy of any such document by visiting https://materials.proxyvote.com/942749. If you want to receive separate copies of the annual report, proxy statement and notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
STOCKHOLDER PROPOSALS
In order for any stockholder proposal to be included in the proxy statement for our 2027 Annual Meeting pursuant to Exchange Act Rule 14a-8, such proposal must be received at our principal executive offices, 815 Chestnut Street, North Andover, MA 01845, Attention: Corporate Secretary, not later than December 4, 2026, and must satisfy certain rules of the SEC.
Director nominations and proposals of stockholders may also be submitted to us for consideration at the 2027 Annual Meeting if certain conditions set forth in our by-laws are satisfied, but will not be included in the proxy materials unless the conditions set forth in Exchange Act Rule 14a-8 are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by us not more than 120 days nor less than 75 days prior to the anniversary date of the 2026 Annual Meeting, which dates will be January 19, 2027 and March 5, 2027, respectively. Stockholder proposals received by us outside of these dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2027 Annual Meeting is held on a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2026 Annual Meeting, we will publicly disclose such change, and nominations or other proposals to be considered at the 2027 Annual Meeting must be received by us not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2027 Annual Meeting). If the date described in the preceding sentence is not a business day, nominations or other proposals may be received on the next succeeding business day. To submit a nomination or other proposal, a stockholder should send the nominee’s name or proposal and appropriate supporting information required by our by-laws to the attention of our Corporate Secretary at the address provided above. To be considered, all nominations or proposals must comply with the requirements of our by-laws, a copy of which may be obtained without charge by sending a request to our Corporate Secretary at our principal executive offices.
In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2027 Annual Meeting must include the additional information required by Rule 14a-19(b) under the Exchange Act in any notice of director nomination submitted to the Company.

SCAN TOVIEW MATERIALS & VOTE WATTS WATER TECHNOLOGIES, INC.C/O BROADRIDGE FINANCIAL SOLUTIONS, INC.P.O. BOX 1342BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 P.M. ET on May 18, 2026. Have your proxy card in handwhen you access the web site and follow the instructions to obtain your records and tocreate an electronic voting instruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ETon May 18, 2026. Have your proxy card in hand when you call and then follow theinstructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FORthe following: For Withhold For AllAll All Except To withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below. 1. Election of DirectorsNominees01) Rebecca J. Boll 02) Michael J. Dubose 03) David A. Dunbar 04) Kenneth Napolitano 05) Joseph T. Noonan06) Robert J. Pagano, Jr. 07) Merilee Raines 08) Joseph W. Reitmeier 09) Suzanne L. Stefany The Board of Directors recommends you vote FOR the following proposals: For Against Abstain2. Advisory vote to approve named executive officer compensation.3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal yearending December 31, 2026.NOTE: The proxies, in their discretion, are authorized to vote upon such other matters as may properly come beforethe meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation orpartnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000692876_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com WATTS WATER TECHNOLOGIES, INC.Annual Meeting of StockholdersMay 19, 2026 9:00 AM EDTThis proxy is solicited by the Board of DirectorsThe stockholders hereby appoint Robert J. Pagano, Jr., Diane McClintock and Kenneth R. Lepage, or any ofthem, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to representand to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WATTSWATER TECHNOLOGIES, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholdersto be held at 9:00 AM, EDT on May 19, 2026, at Watts Water Technologies, Inc., 815 Chestnut Street, NorthAndover, MA 01845, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction ismade, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side 0000692876_2 R2.09.05.010

WATTS WATER TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS May 19, 2026 9:00 a.m. EDT CLASS B COMMON STOCK PROXY This proxy is solicited by the Board of Directors The stockholders hereby appoint Robert J. Pagano, Jr., Diane McClintock and Kenneth R. Lepage, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated below, all of the shares of Class B Common Stock of WATTS WATER TECHNOLOGIES, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 09:00 a.m. EDT on May 19, 2026, at Watts Water Technologies, Inc. 815 Chestnut Street North Andover, MA 01845, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The Board of Directors recommends you vote FOR the following: 1. Election of 01 Rebecca J. Boll 05 Joseph T. Noonan 08 Joseph W. Reitmeier □ Vote FOR □ Vote WITHHELD directors: 02 Michael J. Dubose 06 Robert J. Pagano, Jr. 09 Suzanne L. Stefany all nominees from all nominees 03 David A. Dunbar 07 Merilee Raines (except as marked below) 04 Kenneth Napolitano (To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) The Board of Directors recommends you vote FOR proposal 2: 2. Advisory vote to approve named executive officer compensation. □ For □ Against □ Abstain The Board of Directors recommends you vote FOR proposal 3: 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. □ For □ Against □ Abstain The proxies, in their discretion, are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. Date:                Signature(s) Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.